SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

CLAYTON HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials:

$140,158

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Stockholder:

     On April 1, 2003, Clayton Homes, Inc. entered into an agreement and plan of merger, which we refer to as the merger agreement, with Berkshire Hathaway Inc. and a subsidiary of Berkshire Hathaway pursuant to which we will become a wholly owned subsidiary of Berkshire Hathaway. A special meeting of our stockholders will be held on                             ,                    , 2003, at                             EDT, to vote on a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held at Clayton Homes Headquarters, 5000 Clayton Road, Maryville, Tennessee. Notice of the special meeting is enclosed.

     Upon completion of the merger, you will be entitled to receive $12.50 in cash for each share of Clayton Homes common stock that you own. This price represents a 12.31% premium over the closing price per share on the last trading date before the public announcement that Clayton Homes and Berkshire Hathaway had entered into the merger agreement.

     This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of common stock in the merger will constitute a taxable transaction to U.S. taxpayers for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

     Our board of directors has, by a unanimous vote, (1) determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, Clayton Homes and our stockholders, (2) approved the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended that our stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

     Your vote is important. We cannot complete the merger unless holders of a majority of all outstanding shares of Clayton Homes common stock vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. THE FAILURE OF ANY STOCKHOLDER TO VOTE ON THE PROPOSAL TO ADOPT THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     Our board of directors has fixed the close of business on                             , 2003, as the record date for the special meeting and only holders of common stock on the record date are entitled to vote at the special meeting. On the record date, there were                             shares of common stock outstanding and entitled to vote.

     Stockholders owning or controlling a total of 37,663,862 shares of common stock, representing approximately 28% of all outstanding shares, have entered into a stockholders agreement in which they agreed to vote in favor of adopting the merger agreement. In addition, each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

     Our board of directors and management appreciate your continuing support of our company, and we hope you will support this exciting transaction.

Sincerely,

Kevin T. Clayton
Chief Executive Officer and President

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated                   , 2003, and is being mailed on or about                    , 2003.

SUMMARY TERM SHEET
The Proposed Transaction (see page 38)
The Companies (see page 9)
What You Will Be Entitled to Receive upon Completion of the Merger (see page 38)
The Special Meeting (see page 11)
Recommendation of Our Board of Directors (see page 16)
Opinion of Financial Advisor (see page 18)
Interest of Directors and Executive Officers in the Merger (see page 33)
Material U.S. Federal Income Tax Consequences (see page 32)
Regulatory Approvals (see page 32)
Stock Option Tender Offer (see page 38)
The Merger Agreement (see page 38)
Appraisal Rights (see page 35)
QUESTIONS AND ANSWERS ABOUT THE MERGER
THE COMPANIES
Clayton Homes
Berkshire Hathaway
Merger Sub
THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
Proposal to be Considered at the Special Meeting
Record Date
Voting Rights; Quorum; Vote Required for Approval
Voting and Revocation of Proxies
Appraisal Rights
Solicitation of Proxies
Questions and Additional Information
THE MERGER
Background
Recommendation of Our Board of Directors
Reasons for the Merger
Opinion of Clayton Homes’ Financial Advisor
Antitrust Approvals
Financing of the Merger
Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders
Interests of Directors and Executive Officers in the Merger
Effects of the Merger
Delisting and Deregistration of Our Common Stock
Appraisal Rights
THE MERGER AGREEMENT
The Merger
Merger Consideration
Directors and Officers
Stock Option Tender Offer
Payment for the Shares
Representations and Warranties
Conduct of Business Pending the Merger
Efforts to Complete the Merger
Conditions to the Merger
No Solicitations of Other Offers
Termination of the Merger Agreement
Termination Fees
Employee Benefits
Amendment, Extension and Waiver
STOCKHOLDERS AGREEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
Other Matters for Action at the Special Meeting
Stockholder Proposals
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on                         , 2003

       PLEASE TAKE NOTICE that a special meeting of stockholders of CLAYTON HOMES, INC., a Delaware corporation, will be held on                               ,                     , 2003, at                               EDT, at Clayton Homes Headquarters, 5000 Clayton Road, Maryville, Tennessee, for the following purposes:

To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2003, by and among Berkshire Hathaway Inc., a Delaware corporation, B Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Berkshire Hathaway Inc., and Clayton Homes, Inc., as the merger agreement may be amended from time to time.

      We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

      The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is                     , 2003. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Thomas D. Hodges
Secretary

Maryville, Tennessee

                    , 2003

      PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

SUMMARY TERM SHEET	1
The Proposed Transaction	1
The Companies	1
What You Will Be Entitled to Receive upon Completion of the Merger	1
The Special Meeting	2
Recommendation of Our Board of Directors	3
Opinion of Financial Advisor	3
Interest of Directors and Executive Officers in the Merger	4
Material U.S. Federal Income Tax Consequences	4
Regulatory Approvals	4
Stock Option Tender Offer	5
The Merger Agreement	5
Appraisal Rights	6
QUESTIONS AND ANSWERS ABOUT THE MERGER	7
THE COMPANIES	9
Clayton Homes	9
Berkshire Hathaway	9
Merger Sub	10
THE SPECIAL MEETING	11
Date, Time and Place of the Special Meeting	11
Proposal to be Considered at the Special Meeting	11
Record Date	11
Voting Rights; Quorum; Vote Required for Approval	11
Voting and Revocation of Proxies	12
Appraisal Rights	12
Solicitation of Proxies	13
Questions and Additional Information	13
THE MERGER	14
Background	14
Recommendation of Our Board of Directors	16
Reasons for the Merger	16
Opinion of Clayton Homes’ Financial Advisor	18
Antitrust Approvals	32
Financing of the Merger	32
Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders	32
Interests of Directors and Executive Officers in the Merger	33
Effects of the Merger	35
Delisting and Deregistration of Our Common Stock	35
Appraisal Rights	35
Litigation in Connection with the Merger	37
THE MERGER AGREEMENT	38
The Merger	38

i

Merger Consideration	38
Directors and Officers	38
Stock Option Tender Offer	38
Payment for the Shares	39
Representations and Warranties	40
Conduct of Business Pending the Merger	41
Efforts to Complete the Merger	42
Conditions to the Merger	43
No Solicitations of Other Offers	44
Termination of the Merger Agreement	45
Termination Fees	46
Employee Benefits	47
Amendment, Extension and Waiver	47
STOCKHOLDERS AGREEMENT	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
OTHER MATTERS	51
Other Matters for Action at the Special Meeting	51
Stockholder Proposals	51
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	51
WHERE YOU CAN FIND MORE INFORMATION	52

Annex A	—	Agreement and Plan of Merger
Annex B	—	Stockholders Agreement
Annex C	—	Opinion of Morgan Keegan & Company, Inc.
Annex D	—	Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

      This summary term sheet summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, the proxy statement incorporates by reference important business and financial information about Clayton Homes into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

The Proposed Transaction (see page 38)

•	In the merger, a wholly owned subsidiary of Berkshire Hathaway will merge with and into Clayton Homes with Clayton Homes continuing as the surviving corporation.

•	Upon completion of the merger, each issued and outstanding share of our common stock will automatically be cancelled and cease to exist and will be converted into the right to receive $12.50 in cash, without interest, per share.

•	As a result of the merger, Clayton Homes will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Berkshire Hathaway.

The Companies (see page 9)

      Clayton Homes, Inc. Clayton Homes, Inc. is a Delaware corporation and is headquartered in Maryville, Tennessee. We are a vertically integrated manufactured housing company with 20 manufacturing plants, 296 company-owned stores, 610 independent retailers, 85 manufactured housing communities, and financial services operations that provide mortgage services for over 168,000 customers and insurance protection for approximately 100,000 families. Our principal executive offices are located at 5000 Clayton Road, Maryville, Tennessee 37804 and our telephone number is (865) 380-3000.

      Unless the context otherwise indicates, the terms “Clayton Homes,” “we,” “us” or “our” mean Clayton Homes, Inc. and its consolidated subsidiaries.

      Berkshire Hathaway Inc. Berkshire Hathaway Inc., which we refer to in this proxy statement as Berkshire Hathaway, is a Delaware corporation. It is a holding company owning subsidiaries engaged in a number of diverse business activities, the most significant of which is the property and casualty insurance and reinsurance business. Warren E. Buffett is Chairman of the Board and Chief Executive Officer of Berkshire Hathaway. Berkshire Hathaway common stock is traded on the New York Stock Exchange under the symbols “BRK.A” for its Class A common stock and “BRK.B” for its Class B common stock. Berkshire Hathaway’s principal address is 1440 Kiewit Plaza, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

      B Merger Sub Inc. B Merger Sub Inc., which we refer to in this proxy statement as Merger Sub, is a Delaware corporation formed solely for the purpose of merging into Clayton Homes and has not conducted any business activities since its organization. Merger Sub is a wholly owned subsidiary of Berkshire Hathaway. Merger Sub’s principal address is 1440 Kiewit Plaza, Omaha, Nebraska 68131 and its telephone number is (402) 346-1400.

What You Will Be Entitled to Receive upon Completion of the Merger (see page 38)

      If we complete the merger, holders of our common stock will be entitled to receive merger consideration equal to $12.50 in cash, without interest, for each share of common stock that they own. After we complete the merger, holders of our common stock will no longer own Clayton Homes common stock and Berkshire Hathaway will be the sole stockholder of Clayton Homes.

The Special Meeting (see page 11)

      Date, Time and Place of the Special Meeting. The special meeting is scheduled to be held as follows:

Date:	, 2003

Time:	, EDT

Place:	Clayton Homes Headquarters, 5000 Clayton Road Maryville, Tennessee

      Proposal to Be Considered at the Special Meeting. At the special meeting, you will be asked to vote on a proposal to adopt the agreement and plan of merger, which we will refer to in this proxy statement as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

      Record Date. Our board of directors has fixed the close of business on                     , 2003, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote                 shares of common stock.

      Voting Rights; Vote Required for Approval. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering that matter.

      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

      Under Delaware law, adoption of the merger proposal requires the affirmative vote of a majority of all outstanding shares of Clayton Homes common stock. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      James L. Clayton, Chairman of the Board of Directors of Clayton Homes, and the Clayton Family Foundation, which together hold 37,663,862 shares of our common stock, representing approximately 28% of the total votes entitled to be cast at the special meeting, have entered into a stockholders agreement with Berkshire Hathaway obligating Mr. Clayton and the Clayton Family Foundation to vote their shares in favor of the proposal to adopt the merger agreement. The stockholders agreement will terminate upon the termination of the merger agreement, including termination on account of a superior takeover proposal that is received by Clayton Homes or publicly communicated on or before May 9, 2003. If the merger agreement is terminated following receipt of another takeover proposal after May 9, 2003, shares owned by these stockholders will generally remain subject to the terms of the stockholders agreement for a twelve-month period following termination of the merger agreement. In addition, each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and executive officers, including Mr. Clayton who has entered into the stockholders agreement, vote their shares in favor of adopting the merger agreement, 29.15% of the outstanding voting power of shares of common stock will have voted for the proposal to adopt the merger agreement. This means that holders of just over 20.85% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

      Voting and Revocation of Proxies. After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “FOR” the proposal to adopt the merger agreement.

      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. If the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to exchange your stock certificates for the merger consideration.

      Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to Clayton Homes at our principal executive offices at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary;

•	by delivering a proxy of a later date by mail in the manner described in this proxy statement;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

      Questions and Additional Information. For additional information regarding the procedure for delivering your proxy see “The Special Meeting — Voting and Revocation of Proxies” and “The Special Meeting — Solicitation of Proxies.” If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at (800) 669-9886 (banks and brokerage firms call collect at (212) 440-9800), or contact Clayton Homes in writing at our principal executive offices at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary, or by telephone at (865) 380-3000.

Recommendation of Our Board of Directors (see page 16)

      After careful consideration, our board of directors unanimously:

•	determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, Clayton Homes and its stockholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

      Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

      For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger is fair, see “The Merger — Reasons for the Merger.”

Opinion of Financial Advisor (see page 18)

      On March 28, 2003, Morgan Keegan & Company, Inc. delivered to our board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated March 31, 2003, that, as of such date and based on and subject to the matters set forth in its opinion, the $12.50 per share in cash to be received by the holders of our common stock in the merger is fair, from a financial point of view, to those holders.

      The full text of Morgan Keegan’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Morgan Keegan in connection with its opinion, is attached as Annex C to this proxy statement. Morgan Keegan provided its opinion for the information of our board of directors in its consideration of the merger. Morgan Keegan’s opinion is not a recommendation as to how our stockholders should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

Interest of Directors and Executive Officers in the Merger (see page 33)

      In considering the recommendation of our board of directors that you vote for the proposal to adopt the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. These interests include the following:

•	our directors and executive officers hold options to purchase shares of our common stock that will be entitled to participate in the cash tender offer by Clayton Homes in the same manner as options held by other persons, except that unvested options granted under the 1996 Outside Directors Equity Plan will terminate with the merger;

•	under existing employment agreements, our executive officers may receive severance payments in the event that their employment is involuntarily terminated after the completion of the merger;

•	existing indemnification arrangements and insurance for our directors and officers will be continued if the merger is completed;

•	upon completion of the merger, our current officers will be the officers of the surviving corporation; and

•	several of our current directors may be elected to serve on the board of directors of the surviving corporation.

      The members of our board of directors were aware of these interests and considered them at the time they approved the merger.

Material U.S. Federal Income Tax Consequences (see page 32)

      The merger will be a taxable transaction for all U.S. holders of Clayton Homes common stock. As a result, assuming you are a U.S. taxpayer, the exchange of your shares of Clayton Homes common stock for cash in the merger will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) $12.50 and (2) the adjusted tax basis of your shares of Clayton Homes common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Regulatory Approvals (see page 32)

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. Clayton Homes and Berkshire Hathaway filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 24, 2003 and each party received early termination with respect to those filings on May 5, 2003.

Stock Option Tender Offer (see page 38)

      Our equity compensation plans do not provide that stock options granted under those plans terminate in the event of a change in control transaction, such as the merger. As a result, the merger agreement requires that we offer to each holder of our outstanding stock options, other than holders of unvested stock options granted under our 1996 Outside Directors Equity Plan, the right to tender for cancellation all of his or her options in exchange for cash. Our offer to purchase and cancel stock options will be made on the terms and subject to the conditions described in the offer to purchase and related materials that we will distribute to holders of our stock options and file with the Securities and Exchange Commission. Each option holder should review these documents carefully when they are available before deciding whether to accept our offer because these documents contain important information regarding the offer.

The Merger Agreement (see page 38)

      Conditions to the Merger (see page 43). The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	The merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Clayton Homes common stock;

•	No legal prohibition to the merger may be in effect;

•	The number of holders of options to purchase shares of our common stock must not be more than 100, and the number of shares of our common stock issuable upon the exercise of our stock options must not be more than 250,000 shares, following the completion of our stock option tender offer;

•	All governmental consents, orders and approvals required for the completion of the merger must be obtained and be in effect, or applicable waiting periods must have terminated or expired;

•	Our and Berkshire Hathaway’s respective representations and warranties in the merger agreement must be true and correct in all material respects; and

•	Clayton Homes and Berkshire Hathaway must have performed all material obligations that each is required to perform under the merger agreement.

      Termination of the Merger Agreement (see page 45). The merger agreement may be terminated at any time before the completion of the merger, whether before or after stockholders have adopted the merger agreement:

•	By mutual consent of Clayton Homes and Berkshire Hathaway;

•	By either Clayton Homes or Berkshire Hathaway, if:

•	Any final, non-appealable governmental order, decree, ruling or other action prohibits the completion of the merger, except that the party seeking to terminate (with certain limitations in the case of Berkshire Hathaway) must have used all reasonable efforts to challenge that order, decree, ruling or other action; or

•	The merger is not completed on or before the outside date of August 30, 2003, subject to certain exceptions; or

•	By Berkshire Hathaway, if:

•	Our stockholders fail to adopt the merger agreement at the special meeting;

•	Our board of directors withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Berkshire Hathaway its recommendation for adoption of the merger agreement, or fails to reconfirm its recommendation within three business days after a written request to do so, or recommends, or proposes to recommend, to our stockholders any takeover proposal by a third party; or

•	We have breached any of our representations or warranties qualified by materiality in any respect or those not qualified by materiality in any material respect or any of our material obligations under the merger agreement where that breach cannot be cured within 15 business days after Berkshire Hathaway delivers written notice of the breach; or

•	By Clayton Homes, if:

•	Our stockholders fail to adopt the merger agreement at the special meeting;

•	We concurrently enter into a definitive agreement providing for a superior acquisition proposal, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement — No Solicitation of Other Offers,” and provided that we have paid to Berkshire Hathaway the $35 million termination fee and the out-of-pocket expenses of Berkshire Hathaway and Merger Sub not to exceed $1 million as described under “The Merger Agreement — Termination Fees”; or

•	Berkshire Hathaway has breached any of its representations or warranties qualified by materiality in any respect or those not qualified by materiality in any material respect or any of its material obligations under the merger agreement where that breach cannot be cured within 15 business days after we deliver written notice of the breach.

      Termination Fees (see page 46). In certain circumstances, the board of directors has the right to terminate the merger agreement in connection with the receipt of a superior acquisition proposal, as further described in “The Merger Agreement — Termination of the Merger Agreement.” In that event, and in certain other specified circumstances, the merger agreement provides that upon termination we must pay to Berkshire Hathaway a termination fee of $35 million and the out-of-pocket expenses of Berkshire Hathaway and Merger Sub not to exceed $1 million. See “The Merger Agreement — Termination Fees.”

Appraisal Rights (see page 35)

      You have the right under Delaware law to dissent from the adoption of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of our common stock in the event the merger is completed. The fair value of your shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must not vote in favor of the adoption of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Annex D. We encourage you to read these provisions carefully and in their entirety if you intend to exercise your appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers do not address all questions that may be important to you as a Clayton Homes stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.	B Merger Sub Inc., a wholly owned subsidiary of Berkshire Hathaway, will merge with and into Clayton Homes with Clayton Homes being the surviving corporation and becoming a wholly owned subsidiary of Berkshire Hathaway.

Q.	Why is the Board of Directors recommending the approval of the merger agreement?

A.	Our board of directors believes that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, Clayton Homes and its stockholders. To review our board of directors’ reasons for recommending adoption of the merger agreement, see pages 16 through 18.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.	You will receive $12.50 in cash, without interest, for each share of Clayton Homes common stock you own, upon surrender of your stock certificates after completion of the merger. We refer to this amount per share of Clayton Homes common stock in this proxy statement as the merger consideration.

Q.	When is the merger expected to be completed?

A.	Clayton Homes and Berkshire Hathaway are working toward completing the merger as quickly as possible. We hope the merger will be completed in June 2003. The merger cannot be effected until a number of conditions are satisfied. The most important conditions are the adoption of the merger agreement by Clayton Homes’ stockholders at the special meeting and the successful completion of our offer to purchase substantially all of our outstanding stock options.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of Clayton Homes common stock as of the close of business on , 2003, are entitled to vote at the special meeting. Each Clayton Homes stockholder is entitled to one vote for each share of Clayton Homes common stock owned.

Q.	What vote is required for Clayton Homes’ stockholders to adopt the merger agreement?

A.	An affirmative vote of the holders of a majority of all outstanding shares of Clayton Homes common stock is required to adopt the merger agreement.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares of Clayton Homes common stock as soon as possible. Please return the enclosed proxy card, even if you plan to attend the special meeting, to ensure that your shares are voted. Your proxy materials include detailed information on how to vote.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me?

A.	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares, using the instructions provided by your broker.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Clayton Homes, Inc., 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in order to vote your shares.

Q.	May I exercise appraisal rights in the merger?

A.	Yes. Under Delaware law, if you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement and comply with the Delaware law procedures explained in this proxy statement. Because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your Clayton Homes stock certificates for the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.	Only matters contained in this proxy statement will be voted upon.

Q.	Where can I find more information about Clayton Homes and Berkshire Hathaway?

A.	Clayton Homes and Berkshire Hathaway file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 49 of this proxy statement.

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this proxy statement, please call our proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at (800) 669-9886 (banks and brokerage firms call collect at (212) 440-9800).

THE COMPANIES

Clayton Homes

      Clayton Homes produces, sells, finances and insures primarily low to medium-priced manufactured homes. Our 20 manufacturing plants produce homes that are marketed in 33 states through 296 company-owned stores, 610 independent retailers and 85 manufactured housing communities. We offer installment financing and insurance products to our home buyers and those buying from selected independent retailers. This financing is provided through our wholly owned finance subsidiary, Vanderbilt Mortgage and Finance, Inc. We act as agent, and earn commissions and reinsure risks on physical damage, family protection and home buyer protection insurance policies issued by a non-related insurance company in connection with our home sales. We also develop, own and manage manufactured housing communities.

      We are a Delaware corporation whose predecessor was incorporated in 1968 in Tennessee. Our principal executive offices are located at 5000 Clayton Road, Maryville, Tennessee 37804 and our telephone number is (865) 380-3000.

Berkshire Hathaway

      Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse businesses. Its most important business is the property and casualty insurance business, which is conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO Corporation, the sixth largest auto insurer in the United States, and General Re Corporation, one of the four largest reinsurers in the world.

      Berkshire Hathaway’s non-insurance subsidiaries conduct a variety of business activities, including:

•	diversified manufacturing and distribution of commercial and industrial products (Scott Fetzer, whose principal products are sold under the Kirby and Campbell Hausfeld brand names)

•	the retail sale of home furnishings, appliances, electronics, fine jewelry and gifts (Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture, Jordan’s Furniture, Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler)

•	the manufacturing and distribution of apparel (Garan, H.H. Brown Shoe Group, Justin Brands, Fruit of the Loom and Fechheimer Brothers)

•	the training of operators of aircraft and ships and providing fractional ownership programs for general aviation aircraft (FlightSafety International and NetJets)

•	the manufacturing and distribution of a variety of building materials and related products and services (Acme Building Brands, Benjamin Moore, Johns Manville and MiTek)

•	the manufacturing and distribution of carpet and floor coverings (Shaw Industries)

•	proprietary investing, real estate financing, transportation equipment leasing and risk management products (BH Finance, Berkshire Hathaway Credit Corporation, General Re Securities and XTRA Corporation), and

•	other businesses (Buffalo News, See’s Candies, International Dairy Queen, CORT Business Services, Albecca, The Pampered Chef and CTB International).

      Operating decisions for Berkshire Hathaway’s various businesses are made by the managers of the business units. Investment decisions and all other capital allocation decisions are made by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is chairman and Mr. Munger is vice chairman of the board of directors of Berkshire Hathaway.

      Berkshire Hathaway’s executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

Merger Sub

      Merger Sub is a Delaware corporation formed solely for the purpose of merging into Clayton Homes and has not conducted any business activities since its organization. Merger Sub is a wholly owned subsidiary of Berkshire Hathaway. The executive offices of Merger Sub are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

THE SPECIAL MEETING

      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

Date, Time and Place of the Special Meeting

      The special meeting is scheduled to be held as follows:

Date:	, 2003

Time:	, EDT

Place:	Clayton Homes Headquarters 5000 Clayton Road Maryville, Tennessee

Proposal to be Considered at the Special Meeting

      At the special meeting, you will consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of April 1, 2003, by and among Berkshire Hathaway, Merger Sub and Clayton Homes. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date

      Our board of directors has fixed the close of business on                     , 2003, as the record date for the special meeting and only holders of record of Clayton Homes common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote                     shares of common stock.

Voting Rights; Quorum; Vote Required for Approval

      Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the proposal to adopt the merger agreement, considered together, shall constitute a quorum for the purpose of considering the proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

      Adoption of the merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Clayton Homes common stock.

      ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      James L. Clayton, Chairman of the Board of Directors of Clayton Homes, and the Clayton Family Foundation, which together hold 37,663,862 shares of our common stock, representing approximately 28% of the total votes entitled to be cast at the special meeting, have entered into a stockholders agreement with Berkshire Hathaway obligating Mr. Clayton and the Clayton Family Foundation to vote their shares in favor of the proposal to adopt the merger agreement. The stockholders agreement will terminate upon the termination of the merger agreement, including termination on account of a superior takeover proposal that is received by Clayton Homes or publicly communicated on or before May 9, 2003. If the merger agreement is terminated following receipt of another takeover proposal after May 9, 2003, these stockholders will generally remain subject to the terms of the stockholders agreement for a twelve-month period following termination of the merger agreement. In addition, each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the proposal to adopt the merger agreement. If our directors and executive officers, including Mr. Clayton who has entered into the stockholders agreement, vote their shares in favor of adopting the merger agreement, 29.15% of the voting power of the outstanding shares of common stock will have voted for the proposal to adopt the merger agreement. This means that holders of just over 20.85% of the voting power of all shares entitled to vote at the meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted. See “The Merger Agreement — Stockholders Agreement.”

Voting and Revocation of Proxies

      Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or the Internet if those services are offered by the nominee.

      Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the proposal to adopt the merger agreement.

      The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

      PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

      Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to Clayton Homes at our principal executive offices at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary;

•	by delivering a proxy of a later date in the manner described herein;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Appraisal Rights

      If you wish to exercise appraisal rights, you must not vote in favor of the adoption of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose your appraisal rights. See “The Merger — Appraisal Rights.”

Solicitation of Proxies

      We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at an anticipated cost of $12,500 plus reimbursement of reasonable out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. In addition, we will indemnify Georgeson Shareholder Communications Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

      If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at (800) 669-9886 (banks and brokerage firms call collect at (212) 440-9800), or contact Clayton Homes in writing at our principal executive offices at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary, or by telephone at 865-380-3000.

THE MERGER

Background

      The manufactured housing industry has been experiencing significant difficulties. By the end of 2002, industry shipments had declined for the fourth consecutive year to 168,500 homes, having peaked in 1998 at 372,800 shipments. Lax underwriting practices over an extended period resulted in an overheated industry shipment level. As the general economy slowed, certain of the manufactured housing markets were immediately impacted and the overall industry capacity was dramatically affected.

      Across the industry, the number of retail locations has declined from close to 10,000 in 1999 to under 5,000 today. At the same time, companies were forced to close factories, which had peaked at 336, and currently are close to 200. Lenders also began to exit, with recent announcements resulting in Clayton Homes, through our Vanderbilt Mortgage subsidiary, being the only remaining issuer of manufactured housing asset backed securities.

      In the first quarter of 2003, the foreclosure inventory overhang from the bankruptcies of Conseco Inc. and Oakwood Homes Corporation became a significant concern. The immediate impact was felt in the securitization markets, as yield spreads widened, a greater percentage of subordinated bonds had to be retained, and transaction execution became more expensive.

      With the continued negative macro-economic indicators coupled with manufactured housing pressures on the financing sector, it became evident to our management that alternative financing sources needed to be secured and perhaps a longer term strategic partner should be considered.

      On March 3, 2003, Warren Buffett, the Chairman of Berkshire Hathaway, contacted Kevin T. Clayton, Chief Executive Officer and President of Clayton Homes, to indicate that Berkshire Hathaway was interested in acquiring Clayton Homes. On March 4, 2003, Mr. Buffett advised Mr. Clayton that Berkshire Hathaway would offer to acquire all of the outstanding shares of our common stock for $12.50 per share in cash. Mr. Buffett emphasized that Berkshire Hathaway would expect the Clayton Homes management to continue to run the business. He also indicated that Berkshire Hathaway would not be interested in pursuing a transaction if Clayton Homes contacted other potential purchasers. Mr. Clayton indicated to Mr. Buffett that he did not know whether the Berkshire Hathaway proposal would be acceptable to our board of directors.

      Over the next several days, Kevin Clayton and James Clayton held discussions with each of our directors advising them that Berkshire Hathaway had proposed to acquire all of the outstanding shares of our common stock for $12.50 per share in cash. Our board of directors recommended that Mr. Kevin Clayton seek to achieve a higher price from Berkshire Hathaway for the proposed acquisition.

      On March 10, 2003, Mr. Buffett and Mr. Kevin Clayton discussed the Berkshire Hathaway proposal to acquire all of the outstanding shares of Clayton Homes common stock for $12.50 in cash. Mr. Clayton asked Mr. Buffett whether Berkshire Hathaway would be willing to consider proposing a higher price than $12.50 per share. Mr. Buffett responded that Berkshire Hathaway was unwilling to consider a higher price.

      On March 12, 2003, Clayton Homes and Berkshire Hathaway executed a confidentiality agreement and Clayton Homes sent Berkshire Hathaway due diligence materials.

      On March 17, 2003, we received a draft of a merger agreement and a stockholders agreement from counsel for Berkshire Hathaway. The terms of these agreements were negotiated over the next 15 days.

      On March 20, 2003, directors James Clayton, Kevin Clayton, Steve Davis, Dan Evins, Wilma Jordan and Warren Neel met informally to select an investment banker to advise our board of directors with respect to the Berkshire Hathaway proposal. After identifying firms that follow the manufactured housing industry, these directors evaluated proposals from three such firms. These directors reached a consensus that Clayton Homes should retain Morgan Keegan & Company, Inc., as the investment banker. These directors also agreed to retain Hunton & Williams as counsel. Because all directors were not in attendance, these actions were subsequently ratified by a written consent executed by all of our directors.

      On March 27, 2003, the compensation committee of our board of directors met to address the likely impact of the Berkshire Hathaway offer on our outstanding stock options. John J. Kalec, our Chief Financial Officer, informed the compensation committee that the Berkshire Hathaway offer permitted Clayton Homes to expend up to $19.5 million to cancel outstanding options to purchase shares of our common stock, including options that were not vested and options whose exercise price was greater than $12.50 per underlying share. The compensation committee worked with Mr. Kalec to develop an appropriate means of valuing the outstanding options so as to spread the $19.5 million fairly and consistently among all outstanding options. Standard & Poor’s Corporate Value Consulting division (CVC) was retained to assist in developing a method for allocating the $19.5 million among all outstanding options and to perform the calculations for each option holder. See “The Merger Agreement — Stock Option Tender Offer” on page 38 for an explanation of the allocation of the $19.5 million among all outstanding options.

      On March 28, 2003, a special meeting of our board of directors was held by conference call. At that meeting, representatives of Hunton & Williams reviewed their prior written advice to our board of directors regarding its fiduciary duties under Delaware law in connection with the proposed transaction. Our directors also received an extensive presentation from Morgan Keegan setting forth that firm’s evaluation of Clayton Homes from a variety of perspectives, including a peer group analysis, a selected precedent transactions analysis, a discounted cash flow analysis and a premium to market price analysis. The Morgan Keegan representatives also discussed with our directors other strategic alternatives that might be available for our board of directors to consider. In the discussions, Morgan Keegan was not able to identify another likely strategic buyer because of the distressed state of the manufactured housing industry; nor did there appear to be a substantial likelihood, with the problems facing the manufactured housing industry, that a financial buyer would be willing to match the Berkshire Hathaway offer price. The representatives of Morgan Keegan expressed their conclusion that the $12.50 per share to be received by holders of Clayton Homes’ common stock in the merger is fair, from a financial point of view, to those stockholders.

      James L. Clayton, Chairman of our board of directors, noted that he had considered pursuing a going private transaction but decided that such a transaction was not feasible because raising the necessary capital would be difficult and costly. Our directors also discussed whether to simply stay the course, but the general consensus was that the many difficulties facing the manufactured housing industry likely would continue for an extended period and could be expected to have an increasingly negative effect on our business.

      A representative of Hunton & Williams then led our board of directors through the principal provisions of the drafts of the merger agreement and the stockholders agreement, noting that copies of the agreements would be provided to each director immediately after the meeting. Special attention was given to the provisions in the merger agreement limiting the ability of the directors to pursue another offer. Counsel emphasized that on or before May 9, 2003, our board of directors would be able to accept a third party offer that it considered to be a superior proposal, but would have to pay a breakup fee to Berkshire Hathaway of $35 million and reimburse Berkshire Hathaway for its out of pocket expenses in an amount of up to $1 million. Counsel noted that the breakup fee of slightly in excess of 2% of the total offer price was relatively low as compared to other transactions. Counsel then emphasized that the window period for superior offers should provide sufficient time for an adequate market check on the fairness of the Berkshire Hathaway offer.

      Our directors then agreed to adjourn without taking any action in order to permit our independent directors to meet separately. Following the meeting, our independent directors continued to meet with representatives of Hunton & Williams. They discussed various aspects of the process being followed, the presentation by Morgan Keegan, the negative state of the manufactured housing industry and its potential impact on Clayton Homes, especially in relation to its ongoing funding needs. Our independent directors focused on the well recognized unwillingness of Berkshire Hathaway to participate in an auction process and the absence of clearly identifiable alternative bidders, all of which made essential the provision in the merger agreement preserving the opportunity for our board of directors to consider a higher offer after announcement of the proposed merger. Our independent directors decided to take no formal action and to reconvene before the next meeting of our board of directors. Thomas McAdams, in his capacity as James Clayton’s personal counsel, reviewed the stockholders agreement and provided comments on that agreement to Berkshire Hathaway’s counsel.

      On March 31, 2003, Morgan Keegan delivered its final report and its written opinion that the merger consideration of $12.50 per share is fair, from a financial point of view, to the holders of Clayton Homes common stock.

      On April 1, 2003, our independent directors reconvened with representatives of Hunton & Williams and received an update of recent developments, including a review of changes to the merger agreement and a description of refinements to the Morgan Keegan report. Our independent directors reviewed again with counsel the options that they would have in the event that a proposal that had the potential to be superior was received following the announcement of any agreement with Berkshire Hathaway. Our independent directors all agreed that it was essential for our board of directors to be informed immediately of any expression of interest from a third party. Our independent directors also discussed the ongoing funding needs of Clayton Homes and the manner in which those needs would be satisfied following the execution of the merger agreement. Finally, our independent directors reviewed again possible other alternatives available to Clayton Homes. After an extended discussion, each of our independent directors expressed his or her support for the proposed merger with Berkshire Hathaway.

      Following the meeting of our independent directors, a special meeting of our board of directors was convened. Representatives of Hunton & Williams reviewed with our board of directors the changes to the merger agreement and Mr. McAdams, in his capacity as James Clayton’s personal counsel, reviewed the latest changes to the stockholders agreement to be executed by James Clayton and the Clayton Family Foundation. Our directors also reviewed the proposed structure of the offer that we would make to terminate substantially all of our outstanding options. After extended discussions, our board of directors unanimously (1) determined that the merger with Berkshire Hathaway is advisable and that the terms of the merger are fair to, and in the best interests of, Clayton Homes and its stockholders, (2) approved the merger agreement and (3) recommended that our stockholders adopt it. Our board of directors also authorized an offer by Clayton Homes to pay up to $19.5 million to terminate outstanding options to acquire shares of our common stock.

      Following the special meeting of our board of directors, the merger agreement and the stockholders agreement were executed, and Clayton Homes and Berkshire Hathaway issued a joint press release publicly announcing the proposed merger.

Recommendation of Our Board of Directors

      After careful consideration, at a meeting held on April 1, 2003, the board of directors of Clayton Homes unanimously:

•	determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, Clayton Homes and its stockholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger; and

•	recommended that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

      Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Reasons for the Merger

      In reaching its decision to approve the merger agreement and to recommend that our stockholders adopt the merger agreement, our board of directors consulted with management, Morgan Keegan and

Clayton Homes’ outside counsel. Our board of directors considered a number of factors, including, without limitation, the following factors in support of the merger:

1. faced with the significant problems confronting the manufactured housing industry, including sharp drops in shipments and in the number of retail locations, as well as the effect of these adversities on available financing for the industry, the fact that the $12.50 per share merger consideration represented a 12.31% premium over the closing price of our common stock on the last trading day before the public announcement of the merger;

2. the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock compared to a transaction in which stockholders would receive stock or other securities;

3. the fact that Berkshire Hathaway has the financial capability to consummate the merger expeditiously;

4. the potential stockholder value that could be expected to be generated from the other strategic options available to us, including (a) remaining independent and continuing to implement our strategy and (b) pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

5. the financial presentation performed by Morgan Keegan on March 28, 2003, and the written opinion of Morgan Keegan delivered on March 31, 2003, to our board of directors to the effect that, as of such date and based on and subject to the matters set forth in that opinion, the $12.50 per share in cash to be received by holders of our common stock under the merger agreement is fair from a financial point of view to those holders;

6. discussions by our management regarding the business strategy, strategic options and prospects of Clayton Homes (as well as the risks involved in achieving these prospects), the nature of the industry in which we compete, and current industry, economic and market conditions, both on an historical and on a prospective basis; and

7. the terms of the merger agreement, as reviewed by our board of directors with our outside counsel, including:

•	the absence of a financing condition or other unusual conditions to the merger; and

•	our ability to (a) furnish information to and conduct negotiations with a third party with regard to a superior acquisition proposal until May 9, 2003, and (b) terminate the merger agreement and enter into an agreement relating to a superior proposal under certain circumstances, in each case as more fully described under “The Merger Agreement — No Solicitation of Other Offers.”

      In its deliberations, our board of directors also recognized the following factors that did not support the merger:

1. the fact that the merger agreement prohibited us from soliciting other proposals and obligated us to pay to Berkshire Hathaway a $35 million termination fee and expenses if we terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

2. that Clayton Homes will no longer exist as an independent company and our stockholders will no longer participate in the growth of Clayton Homes or the pursuit of our stand-alone business plan;

3. the fact that historical market prices of our common stock have exceeded the per share merger consideration; and

4. the fact that gains from an all-cash transaction would be taxable to our U.S. stockholders for U.S. federal income tax purposes.

      Morgan Keegan’s financial presentation did include premium analyses comparing the $12.50 per share merger consideration offered by Berkshire Hathaway with the implied price per share for all comparable industry transactions completed since January 1, 2001, and all completed non-financial institution and non-technology transactions occurring since January 1, 2001 where the total consideration was between $500 million and $3 billion. In those comparative transactions, where the consideration paid consisted of a variety of forms of consideration, including cash only transactions, the implied price per share medians one day prior to completion were $13.65 and $12.86, respectively. While the $12.50 per share merger consideration was not as high as those median prices, our board of directors determined that a more relevant comparison was Morgan Keegan’s analysis of non-financial institution and non-technology transactions completed since January 1, 2001 where the total consideration was between $500 million and $3 billion and consisted of cash only. In such all-cash transactions, Morgan Keegan determined that the implied price per share median one day prior to completion ($11.49) was less than the per share merger consideration offered by Berkshire Hathaway.

      During its consideration of the transaction with Berkshire Hathaway described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different than or in addition to those of our stockholders generally, described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

      This discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by our board of directors. In view of the number and variety of these factors, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the transactions contemplated thereby, including the merger, was made after consideration of all of the factors and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Opinion of Clayton Homes’ Financial Advisor

      Morgan Keegan & Company, Inc. acted as financial advisor to Clayton Homes in connection with the merger. Pursuant to its engagement, Morgan Keegan was requested by the Clayton Homes board of directors to deliver its opinion to the board of directors as to whether the merger consideration is fair, from a financial point of view, to the holders of Clayton Homes’ common stock. Morgan Keegan is a nationally recognized investment banking firm and was selected by Clayton Homes based on Morgan Keegan’s reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses. On March 28, 2003, at the special meeting of the Clayton Homes board of directors, Morgan Keegan delivered to the board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated March 31, 2003, that, as of such date and based on and subject to the matters set forth in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Clayton Homes’ common stock. Morgan Keegan has consented to the inclusion of this opinion in this proxy statement.

      You should consider the following when reading the discussion of the opinion of Morgan Keegan herein:

•	You are urged to read carefully the entire opinion of Morgan Keegan, which is attached as Annex C to this proxy statement and is incorporated in this proxy statement by reference;

•	Morgan Keegan’s advisory services and opinion were provided to the board of directors of Clayton Homes for its information in its consideration of the merger and were directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Clayton Homes common stock; and

•	Morgan Keegan’s opinion does not constitute a recommendation as to whether or not any stockholder of Clayton Homes should vote in favor of the merger and does not address the underlying business decision of Clayton Homes to engage in the merger as compared to any other alternative business strategy that might exist for Clayton Homes or the effect of any other transactions in which Clayton Homes might engage.

      Although Morgan Keegan evaluated the fairness, from a financial point of view, of the merger consideration to the holders of Clayton Homes’ common stock under the merger agreement, the merger consideration itself was determined by Clayton Homes and Berkshire Hathaway through arm’s-length negotiations. Clayton Homes did not provide specific instructions to, or place any limitations on, Morgan Keegan with respect to the procedures to be followed or factors to be considered by Morgan Keegan in performing its analyses or providing its opinion.

      In arriving at its opinion, Morgan Keegan reviewed, among other things, the following:

•	the draft merger agreement, dated March 26, 2003;

•	certain publicly available business and financial information relating to Clayton Homes;

•	certain operating and financial information relating to Clayton Homes’ business and prospects, including certain forecasts and projections prepared by Clayton Homes’ management relating to each of Clayton Homes’ operating segments and the consolidated business; and

•	certain other business and financial information provided to Morgan Keegan by Clayton Homes.

      Morgan Keegan also held discussions with various members of the management of Clayton Homes concerning Clayton Homes’ past and current business operations, financial condition, future prospects and strategic objectives. In addition, Morgan Keegan:

•	reviewed the reported historical prices and historical trading activity for Clayton Homes’ common stock;

•	compared and considered the financial performance of Clayton Homes with that of certain other publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that Morgan Keegan deemed relevant;

•	analyzed the composite value of Clayton Homes’ various business segments by comparing the financial performance of each segment to certain publicly traded companies and their securities and by reviewing publicly available financial terms of business combinations and other transactions Morgan Keegan deemed relevant to the various business segments; and

•	performed such other analyses and considered such other factors as Morgan Keegan deemed appropriate.

      Morgan Keegan assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed in arriving at its opinion and did not independently verify any of such information. With respect to internal financial statements, financial and operational forecasts and other financial and operating data, Morgan Keegan assumed that such financial statements, forecasts and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Clayton Homes. Morgan Keegan also assumed that there had been no material changes in Clayton Homes’ assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to it. Morgan Keegan did not make any independent valuation, inspection or appraisal of the assets or liabilities of Clayton Homes, nor was it furnished with any such appraisals or valuations. In addition, Morgan Keegan assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement, dated as of March 26, 2003, and in compliance with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal, state and local statutes, rules, regulations and ordinances. Morgan Keegan’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Morgan Keegan did not express any opinion as to the actual value of Clayton Homes common stock.

      The following is a summary of the material financial analyses used by Morgan Keegan in reaching its opinion and does not purport to be a complete description of the analyses performed by Morgan Keegan. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about March 25, 2003, and is not necessarily indicative of current or future market conditions. You should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Morgan Keegan. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Keegan, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

Stock Trading Analysis

      Morgan Keegan reviewed the reported historical prices and historical trading activity for Clayton Homes common stock over the 180 active trading days beginning on July 9, 2002. Morgan Keegan calculated the total number of shares traded at certain share price ranges, beginning with less than $10.50 per share and increasing at $0.10, $0.20, and $0.50 increments to over $14.00 per share. Based on this stock trading analysis, Morgan Keegan concluded that 68.0% of the total share volume traded during this time period occurred at or below $12.50 per share and 71.8% of the total share volume traded during this time period occurred at or below $12.60 per share.

Peer Group Analysis

      Morgan Keegan compared financial, market and operating information of Clayton Homes with corresponding data for selected publicly traded manufactured housing companies, consisting of Cavalier Homes, Inc., Champion Enterprises, Inc., Fleetwood Enterprises, Inc., Nobility Homes, Inc., Palm Harbor Homes, Inc., Skyline Corporation and Southern Energy Homes, Inc., that Morgan Keegan deemed appropriate for comparison.

      Specifically, Morgan Keegan:

•	calculated the enterprise value of each peer group company as a multiple of its latest twelve month (“LTM”) sales, LTM EBITDA and LTM EBIT;

•	calculated the market capitalization of each peer group company as a multiple of its LTM net income and latest publicly-available tangible book value; and

•	applied the median valuation multiples from the peer group to Clayton Homes’ results for the latest twelve months ended December 31, 2002, to derive an implied range of equity values and prices per share for Clayton Homes’ common stock.

      The results of that analysis are set forth in the following table:

Manufactured Housing Peer Group Analysis

(Dollars in thousands, except per share)

LTM Multiples

Manufactured Housing Peer Group	High	Low	Mean	Median

Sales	0.6x	0.0x	0.3x	0.2x
EBITDA	14.0x	3.0x	7.0x	5.2x
EBIT	34.8x	5.5x	NM	NM(1)
Net Income	26.4x	8.6x	NM	NM
Tangible Book Value	1.4x	0.3x	0.9x	0.9x

		Indicative Equity Value Range for CMH

LTM 12/31/02	CMH	High	Low	Mean	Median	Per Share

Sales	$1,212,544	$711,769	$53,164	$339,408	$230,405	$1.68
EBITDA	$218,583	$3,049,414	$647,240	$1,530,082	$1,142,651	$8.35
EBIT	$201,500	$7,009,626	$1,115,793	NM	NM	NM
Net Income	$124,128	$3,274,383	$1,072,224	NM	NM	NM
Tangible Book Value	$1,295,827	$1,836,318	$395,763	$1,135,243	$1,214,829	$8.88
Net Debt(2):			$651

Note:

(1)	Not meaningful.

(2)	Short-term debt, long-term debt and preferred stock minus cash and marketable securities.

      Morgan Keegan believes Clayton Homes deserves a valuation multiple in excess of the median multiple of the peer group in recognition of the relative strength of Clayton Homes’ balance sheet and more robust operating margins. Accordingly, Morgan Keegan believes a fair valuation range based on the peer group analysis is between the median EBITDA multiple and mean EBITDA multiple (which is skewed to the high side because of Southern Energy Homes’ low operating margin).

Peer Group Segment Analysis

      Morgan Keegan compared:

•	financial, market and operating information of Clayton Homes’ Manufacturing and Retail segment with corresponding data for the manufactured housing companies listed above under “Peer Group Analysis”;

•	financial, market and operating information of Clayton Homes’ Communities segment with corresponding data for selected manufactured housing communities companies, consisting of American Land Lease, Inc., Chateau Communities, Inc., Manufactured Home Communities, Inc., Sun Communities, Inc. and United Mobile Homes, Inc., that Morgan Keegan deemed appropriate for comparison;

•	financial, market and operating information of Clayton Homes’ Special Consumer Finance (Vanderbilt) segment with corresponding data for selected specialty consumer finance companies, consisting of American Business Financial Services, Inc., American Home Mortgage Holdings, Inc., Crescent Banking Company, Countrywide Financial Corp., GreenPoint Financial Corp., IndyMac Bancorp, Inc., New Century Financial Corp., Novastar Financial, Inc., Ocwen Financial Corporation and Saxon Capital, Inc., that Morgan Keegan deemed appropriate for comparison; and

•	financial, market and operating information of Clayton Homes’ Property/Casualty Insurance segment with corresponding data for selected property/casualty insurance companies, consisting of Alfa Corporation, Donegal Group, Inc., Harleysville Group Inc., The Midland Company, Ohio Casualty Corporation, SAFECO Corporation, State Auto Financial Corporation, Travelers Property Casualty Corp. and Vesta Insurance Group, Inc., that Morgan Keegan deemed appropriate for comparison.

Manufacturing and Retail Segment

      For Clayton Homes’ Manufacturing and Retail segment, Morgan Keegan:

•	calculated the enterprise value of each peer group company as a multiple of its LTM EBITDA and LTM EBIT;

•	calculated the market capitalization of each peer group company as a multiple of its latest publicly available tangible book value; and

•	applied the median valuation multiples from the peer group to the forecasted results for Clayton Homes’ Manufacturing and Retail segment for the fiscal year ending June 30, 2003, to derive an implied range of equity values and prices per share of Clayton Homes common stock for that segment.

      The results of that analysis are set forth in the following table:

Manufacturing and Retail Segments Peer Group Analysis

(Dollars in thousands, except per share)

	LTM Multiples

Manufactured Housing Peer Group	High		Low		Mean		Median

EBITDA	14.0	x	3.0	x	7.0	x	5.2	x
EBIT	34.8	x	5.5	x	NM		NM
Tangible Book Value	1.4	x	0.3	x	0.9	x	0.9	x

Valuation

		Indicative Equity Value Range for Mfg. & Retail Segments

FY 2003E	Mfg. & Retail	High	Low	Mean	Median	Per Share

EBITDA	$63,716	$842,641	$142,417	$399,762	$286,828	$2.10
EBIT	$52,794	$1,790,287	$246,074	NM	NM	NM
Tangible Book Value	$237,484	$336,539	$72,531	$208,054	$222,640	$1.63
	Intercompany Debt:			$46,440

      Morgan Keegan believes that Clayton Homes’ Manufacturing and Retail segment deserves a valuation multiple in excess of the median multiple of the segment peer group in recognition of the relatively strong operating results for Clayton Homes’ Manufacturing and Retail segment. Accordingly, Morgan Keegan believes a fair valuation range based on this analysis is between the median EBITDA multiple and mean EBITDA multiple (which is skewed to the high side because of Southern Energy Homes’ low operating margin).

Communities Segment

      For Clayton Homes’ Communities segment, Morgan Keegan:

•	calculated the enterprise value of each peer group company as a multiple of its LTM EBITDA and estimated 2003 funds from operations (“FFO”);

•	calculated the market capitalization of each peer group company as a multiple of its respective latest publicly-available book value; and

•	applied the median valuation multiples from the peer group to the forecasted results for Clayton Homes’ Communities segment for the fiscal year ending June 30, 2003, to derive an implied range of equity values and prices per share of Clayton Homes common stock for that segment.

      The results of that analysis are set forth in the following table:

Communities Segment Peer Group Analysis

(Dollars in thousands, except per share)

	LTM Multiples

Manufactured Housing Communities Peer Group	High		Low		Mean		Median

EBITDA	17.2	x	4.5	x	11.4	x	11.1	x
FFO(1)	12.4	x	8.8	x	10.8	x	10.9	x
Book Value	6.0	x	0.3	x	2.6	x	2.2	x

		Indicative Equity Value Range for Communities Segment

FY 2003E	Communities	High	Low	Mean	Median	Per Share

EBITDA/FFO	$23,459	$402,627	$105,958	$268,226	$260,759	$1.91
Book Value	$173,942	$1,035,105	$47,661	$460,455	$383,011	$2.80
	Net Debt:		$651

Note:

(1)	Estimated 2003 funds from operations.

      Morgan Keegan determined that, if the manufactured home communities were held in a real estate investment trust (“REIT”) structure, FFO would likely exclude operating profit from a management company that would operate the properties. Additionally, whereas communities regularly sell manufactured houses to prospective residents, FFO excludes gains on sales of properties. Therefore, Morgan Keegan concluded that FFO would likely be lower if the communities were held in a REIT structure. Clayton Homes’ occupancy percentage is significantly less than comparable REITs because Clayton Homes acquires properties early in the development stages in order to sell its homes into the communities. Accordingly, there is incremental value in the communities segment not reflected in profitability valuation metrics (after consideration of decreases in EBITDA to arrive at FFO, as described above). Morgan Keegan, therefore, believes book value is the most appropriate valuation metric, although Morgan Keegan believes that such a multiple should be between 1.5x to 2.0x, which is lower than the mean/median multiple for the peer group, in recognition of Clayton Homes’ lower occupancy percentage.

Vanderbilt Segment

      For Clayton Homes’ Vanderbilt segment, Morgan Keegan:

•	calculated the market capitalization of each peer group company as a multiple of its LTM pre-tax income and its latest publicly available tangible book value; and

•	applied the median valuation multiples from the peer group to the forecasted results for Clayton Homes’ Vanderbilt segment for the fiscal year ending June 30, 2003, to derive an implied range of equity values and prices per share of Clayton Homes common stock for that segment.

      The results of that analysis are set forth in the following table:

Vanderbilt Segment Peer Group Analysis

(Dollars in thousands, except per share)

LTM Multiples

Specialty Consumer Finance Peer Group	High	Low	Mean	Median

Pre-tax Income	15.4x	2.5x	6.0x	4.5x
Tangible Book Value	2.3x	0.4x	1.4x	1.3x

		Indicative Equity Value Range for Vanderbilt Segment

FY 2003E	Vanderbilt	High	Low	Mean	Median	Per Share

Pre-tax Income	$89,680	$1,378,982	$223,551	$538,339	$405,310	$2.96
Pro Forma Book Value	$416,249	$952,371	$186,857	$597,264	$557,276	$4.07
Acquired Securities	$300,000	$300,000	$300,000	$300,000	$300,000	$2.19

		$1,252,371	$486,857	$897,264	$857,276	$6.26

      Morgan Keegan believes the book value metric indicates an inappropriately high valuation. In Morgan Keegan’s opinion, the credit quality of securities owned by Clayton Homes’ Vanderbilt segment is substantially lower than those owned by the peer group, as evidenced by (1) Clayton Homes’ recent trend of not being able to economically securitize its B2-rated securities, (2) the discounts at which Clayton Homes has been able to purchase securities and (3) the recent financial issues experienced by other lenders in this segment. Morgan Keegan, therefore, believes a fair multiple of book value is between 1.0x and the median 1.3x based on where the companies in the peer group are currently trading.

      Additionally, Clayton Homes acquired approximately $300 million of distressed securities during the first half of the year that are being held on Clayton Homes’ balance sheet to be securitized in May or June 2003. Those securities have been marked-to-market, and Morgan Keegan believes they should be valued at no more than 1.0x their book value.

      Therefore, Morgan Keegan believes Clayton Homes should receive a pre-tax income multiple below the median multiple for the peer group, as the industry in which Clayton Homes lends is considered by the capital markets to be less desirable than that of the companies in the peer group.

     Property/Casualty Insurance Segment

      For Clayton Homes’ Property/Casualty Insurance segment, Morgan Keegan:

•	calculated the market capitalization of each peer group company as a multiple of its LTM pre-tax income, its estimated 2003 net income and its latest publicly-available tangible book value; and

•	applied the median valuation multiples from the peer group to the forecasted results for Clayton Homes’ Property/Casualty Insurance segment for the fiscal year ending June 30, 2003, to derive an implied range of equity values and prices per share of Clayton Homes common stock for that segment.

      The results of that analysis are set forth in the following table:

Insurance Segment Peer Group Analysis

(Dollars in thousands, except per share)

LTM Multiples

Property/Casualty Insurance Peer Group	High	Low	Mean	Median

Pre-tax Income	15.2x	9.5x	11.9x	11.5x
Net Income(1)	13.3x	5.0x	10.2x	10.3x
Tangible Book Value	1.7x	0.4x	1.1x	1.1x

		Indicative Equity Value Range for Insurance Segment

FY 2003E	Insurance	High	Low	Mean	Median	Per Share

Pre-tax Income(2)	$36,501	$554,712	$348,289	$435,203	$418,906	$3.06
Net Income(3)	$22,996	$306,504	$114,062	$234,020	$237,083	$1.73
Tangible Book Value	$124,805	$212,619	$45,993	$138,903	$137,979	$1.01

Note:

(1)	Net income multiples calculated based on 2003E net income of the peer group

(2)	Insurance segment operating income plus investment income is assumed to be pretax income

(3)	Insurance segment’s pretax income has been tax effected at 37% to arrive at net income for the segment

      Morgan Keegan believes general economic conditions in the manufactured home industry indicate a less-attractive growth rate for this segment of Clayton Homes compared to the companies in the peer group. Morgan Keegan believes Clayton Homes should receive a valuation for its insurance segment between the median pre-tax income multiple and the low pre-tax income multiple in recognition of the diversification of products and services offered by the companies in the peer group.

      The following tables present summaries of the Peer Group Composite Analysis and Segment Analysis:

     Composite Analysis

	LTM Ended	Multiple		Net
	12/31/2002	Range	Implied Enterprise Value	Debt	Implied Equity Value	Per Share

	(Dollars in thousands, except per share)
EBITDA	$218,583	5.2x - 7.0x	$1,143,408 - $1,530,081	$651	$1,142,757 - $1,529,430	$8.35 - $11.17
Book Value	$1,295,827	0.8x - 1.2x	$1,036,662 - $1,554,992	NA	$1,036,662 - $1,554,992	$7.57 - $11.36

     Segment Analysis

			Multiple	Net
Segment	Metric	FY 2003E	Range	Debt	Implied Equity Value	Per Share

	(Dollars in thousands, except per share)
Manufacturing & Retail	EBITDA	$63,716	5.2x - 7.0x	$46,440	$286,858 - $ 399,572	$2.10 - $ 2.92
Communities	Book Value	$173,942	1.5x - 2.0x	NA	$260,913 - $ 347,884	$1.91 - $ 2.54
Vanderbilt	Pretax Income	$89,680	3.5x - 4.5x	NA	$313,880 - $ 403,560	$2.29 - $ 2.95
Insurance	Pretax Income	$36,501	9.5x - 11.5x	NA	$346,756 - $ 419,757	$2.53 - $ 3.07

				Total	$1,208,408 - $1,570,773	$8.83 - $11.48

      Each segment of Clayton Homes’ business is directly impacted by economic factors impacting the manufactured housing industry, and Morgan Keegan believes most of the peer groups used in the segment analysis, other than manufactured housing and retail, are substantially more diversified and not impacted by the current downturn in the manufactured homes segment. Additionally, several competitors in the manufactured housing and retail peer group provide some or all of the products and services provided by Clayton Homes’ other segments. Therefore, Morgan Keegan places more emphasis on the composite analysis than the segment analysis.

      Morgan Keegan believes there is substantial value in the synergies Clayton Homes achieves by operating the four business segments together that would not be available if the segments were operated separately. The segment analysis does not reflect the value that would be lost if the segments were separated.

Selected Precedent Transactions Analysis

      Morgan Keegan reviewed the financial terms, to the extent publicly available, of 14 merger and acquisition transactions since 2000 involving companies operating in the manufactured housing industry. Morgan Keegan refers to these transactions as the selected precedent transactions.

      The selected precedent transactions reviewed by Morgan Keegan were:

Announced	Effective	Seller	Buyer

17-Jun-02	29-Jul-02	Fortress Group Inc	Lennar Corp(1)
13-Jun-02	1-Jul-02	Hammonds Homes Ltd	Meritage Corp
5-Jun-02	13-Aug-02	Westfield Homes USA Inc	Standard Pacific Corp
8-Apr-02	15-Apr-02	Newmark Homes Corp	Standard Pacific Corp
31-Oct-01	12-Nov-01	Keystone RV Co	Thor Industries Inc
23-Oct-01	22-Feb-02	Schuler Homes Inc	DR Horton Inc
29-Jun-01	2-Aug-01	Sanford Homes of Colorado LLP	Beazer Homes USA Inc
25-Jun-01	2-Aug-01	SMC Corp	Monaco Coach Corp
10-May-01	3-Jul-01	Knipp Brothers Inc	Building Materials Holding Corp
7-May-01	31-May-01	Hancock Communities LLC	Meritage Corp
12-Sep-00	3-Apr-01	Western Pacific Housing	Schuler Homes Inc
23-Aug-00	20-Oct-00	Miller Building Systems	Coachmen Industries Inc
17-Feb-00	3-May-00	US Home Corp	Lennar Corp
31-Jan-00	25-Aug-00	Writer Corp	Standard Pacific Corp

(1)	Lennar Corp. acquired the remaining 78.27% interest in the Fortress Group.

      For each of the selected precedent transactions, Morgan Keegan compared the multiples of the enterprise value for each seller (implied by the transaction) to the seller’s LTM sales, LTM EBITDA, LTM EBIT, LTM net income and tangible book value based on publicly available information, and compared certain valuation multiples of the selected precedent transactions to Clayton Homes operating results for the latest twelve months ended December 31, 2002, or financial position as of December 31, 2002, to derive an implied range of equity values for Clayton Homes common stock.

Clayton Homes, Inc.

Selected Precedent Transactions Valuation Matrix
(In thousands, except per share)

LTM Multiples as of Announcement Date

Manufactured Housing & Retail Precedent Transactions	High	Low	Mean	Median

Sales	1.2x	0.2x	0.5x	0.5x
EBITDA	11.8x	3.2x	6.9x	6.8x
EBIT	13.2x	3.2x	7.7x	7.4x
Net Income	11.5x	0.9x	6.3x	6.4x
Tangible Book Value	2.8x	0.2x	1.4x	1.4x
	Net Debt(1):		$651

		Indicative Equity Value Range for CMH

LTM Ended 12/31/02	CMH	High	Low	Mean	Median	Per Share

Sales	$1,212,544	$1,463,936	$245,083	$635,488	$569,357	$4.16
EBITDA	$218,583	$2,581,806	$690,272	$1,503,203	$1,475,941	$10.78
EBIT	$201,500	$2,650,086	$647,480	$1,554,314	$1,496,933	$10.94
Net Income	$124,128	$1,433,014	$116,250	$779,638	$797,800	$5.83
Tangible Book Value	$1,295,827	$3,565,628	$230,495	$1,874,683	$1,839,692	$13.44

Note:

(1)	Short-term debt, long-term debt and preferred stock minus cash and marketable securities.

      Morgan Keegan believes median multiples are appropriate for this analysis as most of the selected precedent transactions occurred during a more robust industry economic climate, notwithstanding the fact that Clayton Homes generated more robust operating results during similar economic climates in the industry. Morgan Keegan also believes that, within the manufactured housing industry, profitability measures such as EBITDA are the most appropriate valuation metrics for the consolidated company in connection with a selected precedent transaction analysis.

Selected Precedent Transactions Segment Analysis

      Morgan Keegan reviewed the financial terms, to the extent publicly available, of (a) 14 merger and acquisition transactions since 2000 involving companies operating in the manufactured housing industry, (b) 10 merger and acquisition transactions since 2000 involving companies operating in the specialty consumer finance industry, and (c) 7 merger and acquisition transactions since 2001 involving companies operating in the insurance industry.

                  Manufacturing and Retail Segment

      The selected precedent transactions Morgan Keegan reviewed in the manufactured housing industry are the same as those listed above under “Selected Precedent Transactions Analysis”.

      Morgan Keegan calculated for each of those selected precedent transactions the multiples of the enterprise value for each seller (implied by the transaction) to the seller’s LTM EBITDA, LTM EBIT and tangible book value based on publicly available information, and compared certain valuation multiples of the selected precedent transactions to Clayton Homes’ Manufacturing and Retail segment’s forecasted operating results for the fiscal year ending June 30, 2003, or financial position as of December 31, 2002, to derive an implied range of equity values for that segment.

Manufacturing and Retail Segments

Selected Precedent Transactions Valuation Matrix
(In thousands, except per share)

LTM Multiples as of Announcement Date

Manufactured Housing & Retail Precedent Transactions	High	Low	Mean	Median

EBITDA	11.8x	3.2x	6.9x	6.8x
EBIT	13.2x	3.2x	7.7x	7.4x
Tangible Book Value	2.8x	0.2x	1.4x	1.4x

		Indicative Equity Value Range for Mfg. & Retail Segments

FY 2003E	Mfg. & Retail	High	Low	Mean	Median	Per Share

EBITDA	$63,716	$706,335	$154,961	$391,927	$383,980	$2.81
EBIT	$52,794	$648,066	$123,374	$360,968	$345,934	$2.53
Book Value	$237,484	$653,467	$42,242	$343,570	$337,157	$2.46
		Intercompany Debt:		$46,440

      Morgan Keegan believes median multiples are appropriate for this analysis as most of the transactions occurred during a more robust industry economic climate, notwithstanding the fact that Clayton Homes generated more robust operating results during similar economic climates in the industry. Morgan Keegan also believes that, within the manufactured housing industry, profitability measures such as EBITDA are the most appropriate valuation metrics for the Manufacturing and Retail segment in connection with a selected precedent transaction analysis.

                  Specialty Consumer Finance Segment

      The selected precedent transactions Morgan Keegan reviewed in the specialty consumer finance industry were:

Announced	Effective	Seller	Buyer

19-Nov-01	1-Apr-02	Resource Bancshares Mortgage Group, Inc.	NetBank, Inc.
2-Jul-01	21-Dec-01	AMRESCO, Inc.	NCS I LLC
27-Jun-01	28-Sep-01	Source Capital Corp.	Sterling Financial Corp.
16-Apr-01	2-Jul-01	Republic Bancorp, Inc.	NetBank, Inc.
6-Sep-00	30-Nov-00	Associates First Capital Corp.	Citigroup, Inc.
10-May-00	26-Jun-00	WMF Group Ltd. (The)	Prudential Insurance Company of America
10-Apr-00	10-Apr-00	Global Bancorp	Humboldt Bancorp
10-Mar-00	25-Apr-00	Prism Financial Corp	Royal Bank of Canada
4-Feb-00	26-Jul-00	BNC Mortgage, Inc.	Private Group
18-Jan-00	30-Jun-00	First Home Mortgage Corp.	American Home Mortgage Holdings, Inc.

      For each of these selected precedent transactions, Morgan Keegan calculated the multiples of the enterprise value for each seller (implied by the transaction) to the seller’s LTM pre-tax income and tangible book value, based on publicly available information, and compared certain valuation multiples of the selected precedent transactions to Clayton Homes’ Vanderbilt segment’s forecasted operating results for the fiscal year ending June 30, 2003, or financial position as of December 31, 2002, to derive an implied range of equity values for that segment.

Vanderbilt Segment

Selected Precedent Transactions Valuation Matrix
(Dollars in thousands, except per share)

LTM Multiples as of Announcement Date

Specialty Consumer Finance Precedent Transactions	High	Low	Mean	Median

Pre-tax Income	14.8x	7.2x	10.4x	9.1x
Tangible Book Value	8.5x	0.7x	2.7x	2.2x

		Indicative Equity Value Range for Vanderbilt Segment

FY 2003E	Vanderbilt	High	Low	Mean	Median	Per Share

Pre-tax Income	$89,680	$1,330,287	$642,231	$928,964	$817,977	$5.98
Pro Forma Book Value	$416,249	$3,521,242	$304,856	$1,140,337	$898,048	$6.56
Acquired Securities	$300,000	$300,000	$300,000	$300,000	$300,000	$2.19

		$3,821,242	$604,856	$1,440,337	$1,198,048	$8.75

      Clayton Homes acquired approximately $300 million of distressed securities during the first half of the year that are being held on Clayton Homes’ balance sheet to be securitized in May or June 2003. Such securities have been marked-to-market, and Morgan Keegan believes they should be valued at no more than 1.0x their book value. Morgan Keegan believes the specialty consumer finance segment should receive a book value multiple between 1.25x and 1.5x, which is significantly below the median multiple for the selected precedent transactions, as Clayton Homes originates, invests in and sells higher-risk securities than those companies involved in the selected precedent transactions, the credit quality of which is currently substantially below that of the companies involved in the selected precedent transactions. Morgan Keegan believes that the securities reflected in the book value of the Company would more likely be viewed by a prospective buyer as distressed, given the overarching industry climate, than as a platform to expand operations in this segment.

     Property/Casualty Insurance Segment

      The selected precedent transactions Morgan Keegan reviewed in the insurance industry were:

Announced	Effective	Seller	Buyer

16-Dec-02		American National Financial Inc.	Fidelity National Financial Inc.
13-May-02	1-Jul-02	Hobbs Group LLC	Hilb Rogal & Hamilton Co.
27-Feb-02	2-Apr-02	American Country Holdings Inc.	Kingsway Financial Services Inc.
20-Jul-01	4-Jan-02	Capitol Transamerica Corp.	Alleghany Corp.
8-May-01	23-Aug-01	Front Royal Inc.	Argonaut Group Inc.
18-Apr-01	11-Jul-01	Florida Select Insurance Holdings Inc.	Vesta Insurance Group Inc.
20-Jan-01	29-Jun-01	Kaye Group Inc.	Hub International Ltd.

      For each of these selected precedent transactions, Morgan Keegan calculated the multiples of the enterprise value for each seller (implied by the transaction) to the seller’s LTM pre-tax income, LTM net income and book value based on publicly available information, and compared certain valuation multiples of the selected precedent transactions to Clayton Homes’ Property/Casualty Insurance segment’s forecasted operating results for the fiscal year ending June 30, 2003, or financial position as of December 31, 2002, to derive an implied range of equity values for that segment.

Insurance Segment

Selected Precedent Transactions Valuation Matrix
(Dollars in thousands, except per share)

LTM Multiples as of Announcement Date

Property/Casualty Insurance Precedent Transactions	High	Low	Mean	Median

Pre-tax Income	34.4x	3.1x	10.9x	7.4x
Net Income	35.7x	5.4x	13.4x	10.2x
Tangible Book Value	2.8x	0.6x	1.9x	2.0x

     Implied Valuation Ranges

		Indicative Equity Value Range for Insurance Segment

FY 2003E	Insurance	High	Low	Mean	Median	Per Share

Pre-tax Income(1)	$36,501	$1,255,667	$114,596	$398,837	$270,982	$1.98
Net Income(2)	$22,996	$820,000	$124,643	$308,010	$234,647	$1.71
Book Value	$124,805	$344,748	$76,254	$232,033	$255,553	$1.87

Note:

(1)	Insurance segment operating income plus investment income is assumed to be pretax income.

(2)	Insurance segment’s pretax income has been tax effected at 37% to arrive at net income for the segment

      Morgan Keegan believes Clayton Homes should receive a valuation for its insurance segment below the median book value multiple of the selected precedent transactions, in recognition of the companies involved in the selected precedent transactions offering more diversified products and services than Clayton Homes’ Property/Casualty Insurance segment. General economic conditions in the manufactured housing industry currently indicate a less-attractive growth rate for the Clayton Homes’ insurance segment than those companies involved in the selected precedent transactions. Morgan Keegan believes the appropriate value of this segment is 1.5x to 2.0x book value, based on the selected precedent transactions in the industry.

      The following tables present summaries of the Selected Precedent Transactions Composite Analysis and Segment Analysis:

     Composite Analysis

		Median
	LTM Ended	Mfg.	Implied	Net	Implied
	12/31/2002	Multiple	Enterprise Value	Debt	Equity Value	Per Share

	(Dollars in thousands, except per share)

EBITDA	$218,583	6.5x - 7.0x	$1,420,790 - $1,530,081	$651	$1,420,139 - $1,529,430	$10.38 - $11.17
Book Value	$1,295,827	1.0x - 1.4x	$1,295,827 - $1,814,158	NA	$1,295,827 - $1,814,158	$9.47 - $13.25

     Segment Analysis

			Multiple	Net
Segment	Metric	FY 2003E	Range	Debt	Implied Equity Value	Per Share

	(Dollars in thousands, except per share)

Manufacturing & Retail	EBITDA	$63,716	6.5x - 7.0x	$46,440	$367,714 - $ 399,572	$2.69 - $ 2.92
Communities(1)	Book Value	$173,942	1.5x - 2.0x	NA	$260,913 - $ 347,884	$1.91 - $ 2.54
Vanderbilt	Book Value	$416,249	1.25x - 1.5x	NA	$520,311 - $ 624,374	$3.80 - $ 4.56
Insurance	Book Value	$124,805	1.5x - 2.0x	NA	$187,207 - $ 249,610	$1.37 - $ 1.82
Acquired Securities	NA	$300,000	1.0x	NA	$300,000 - $ 300,000	$2.19 - $ 2.19

				Total	$1,636,146 - $1,921,439	$11.95 - $14.04

(1)	Multiple from peer group analysis used, as precedent transactions in the communities industry deemed not relevant.

      Each segment of Clayton Homes’ business is directly impacted by economic factors impacting the manufactured housing industry, and Morgan Keegan believes most of the companies used in the segment analysis, other than manufactured housing and retail companies, are substantially more diversified and not impacted by the current downturn in the manufactured homes segment. Additionally, Morgan Keegan believes several competitors of Clayton Homes in the manufactured housing and retail segment provide some or all of the products and services provided by Clayton Homes’ other segments. Therefore, Morgan Keegan places more emphasis on the composite analysis than the segment analysis.

      Morgan Keegan believes there is substantial value in the synergies Clayton Homes achieves by operating the four business segments together that would not be available if the segments were operated separately. The segment analysis does not reflect the value that would be lost if the segments were separated.

Discounted Cash Flow Analysis

      Morgan Keegan performed a discounted cash flow analysis on the projected cash flows of Clayton Homes for the fiscal years ending June 30, 2003 through June 30, 2006, using projections and assumptions provided by Clayton Homes’ management. Morgan Keegan used a range of discount rates (10.0% to 14.0%) and terminal multiples (7.0x to 8.0x) based on forecasted EBITDA for the fiscal year ending June 30, 2006 to calculate a range of implied equity values per share of Clayton Homes common stock.

      Based on its discounted cash flow analysis, Morgan Keegan derived a range of implied equity values per share of Clayton Homes common stock of $7.72 to $9.96.

Premium Analysis

      Morgan Keegan performed a premium analysis pursuant to which Morgan Keegan:

•	analyzed the premiums paid for completed manufactured housing mergers and acquisitions of publicly traded companies since January 1, 2001;

•	analyzed the premiums paid for completed non-financial institution and non-technology mergers and acquisitions of publicly traded companies with total considerations between $500 million and $3 billion since January 1, 2001;

•	analyzed the premiums paid for completed non-financial institution and non-technology mergers and acquisitions of publicly traded companies with total considerations between $500 million and $3 billion since January 1, 2001 where cash was the principal form of consideration;

•	analyzed, in each scenario, the premiums paid over each target’s stock price one day, one week and one month prior to the date of the transaction’s announcement;

•	compared these premiums to the premium offered pursuant to the transaction; and

•	derived an implied price per share of Clayton Homes common stock based on the median premiums paid in these transactions.

      Based on the premium analysis, Morgan Keegan derived a range of implied equity values per share of Clayton Homes common stock of $11.49 to $15.58.

      The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan’s opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses is directly comparable to Clayton Homes or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to the Clayton Homes board of directors as to the fairness, from a financial point of view, of the merger consideration to holders of Clayton Homes common stock under the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Clayton Homes, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Morgan Keegan to the board of directors of Clayton Homes was among several factors taken into consideration by the board of directors in making its determination to approve the merger agreement.

      Morgan Keegan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      Morgan Keegan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Clayton Homes and Berkshire Hathaway for its own account or for the accounts of customers. Morgan Keegan may provide investment banking services to Clayton Homes or Berkshire Hathaway and its subsidiaries in the future.

      Under the terms of an engagement letter, dated March 19, 2003, Clayton Homes has paid Morgan Keegan $150,000 for its financial advisory services to Clayton Homes. Clayton Homes has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses incurred in connection with the engagement, including attorneys’ fees, and to indemnify Morgan Keegan and its respective related parties from and against certain liabilities, including liabilities under the federal securities laws. None of the payment or other obligations owed to Morgan Keegan are contingent upon the completion of the merger.

Antitrust Approvals

      Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and Berkshire Hathaway file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Clayton Homes and Berkshire Hathaway filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on April 24, 2003 and each party received early termination with respect to those filings on May 5, 2003. At any time before or after completion of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Clayton Homes or Berkshire Hathaway. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Clayton Homes or Berkshire Hathaway. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

      While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and Berkshire Hathaway believe that the merger can be effected in compliance with federal and state antitrust laws. Under the terms of the merger agreement, however, Berkshire Hathaway is not required to divest, hold separate or otherwise dispose of any portion of its business or assets. In addition, we may not take any of these actions with respect to our business or assets without obtaining the prior written consent of Berkshire Hathaway. We cannot assure you that any such action, if needed, would be taken or that the merger agreement would not be terminated as a result of the failure to take such action. See “The Merger Agreement — Efforts to Complete the Merger.”

Financing of the Merger

      Berkshire Hathaway has informed us that it estimates that approximately $                    will be required to complete the purchase of shares of our common stock in the merger and pay its related fees and expenses. Berkshire Hathaway expects to fund this amount through internally available funds. The merger is not conditioned on any financing arrangements.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

      The following is a summary of United States federal income tax consequences of the merger to U.S. stockholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

      The exchange of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between $12.50 and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

      Backup withholding will apply to all cash payments to which a stockholder is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

      The federal income tax consequences to a stockholder who receives cash for common stock pursuant to the exercise of appraisal rights will be the same as described above for stockholders who receive cash in the merger. However, such stockholder’s gain or loss will be based on the amount of cash received through the exercise of appraisal rights, which could be different from $12.50 per share.

      The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Interests of Directors and Executive Officers in the Merger

      Members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to adopt the merger agreement.

      Stock Options. Our directors and executive officers, as well as a large number of our employees, hold options to purchase shares of our common stock that are not terminated automatically by the merger. As required under the terms of the merger agreement, we will offer to each holder of these stock options, including any holder who is a director or an executive officer, the right to terminate all of his or her options in exchange for cash. Unvested stock options granted to directors under our 1996 Outside Director Equity Plan, however, are not included in our offer because they will terminate, in accordance with their terms, at the effective time of the merger. Excluding options that are vested and for which the spread between the merger consideration and the exercise price of the option is greater than the value derived by the formula developed for options included in our stock option tender offer, the value of our offer to purchase and cancel outstanding options for each of our directors and executive officers is as follows:

James L. Clayton	$489,969
B. Joe Clayton	$12,111
Kevin T. Clayton	$1,162,738
Steven G. Davis	$0
Dan W. Evins	$12,111
Wilma H. Jordan	$12,111
Thomas N. McAdams	$11,820
C. Warren Neel	$12,111
David M. Booth	$1,162,738
Richard D. Strachan	$959,274
John J. Kalec	$432,305
Walter A. Morgan	$359,069

      For each of our directors and executive officers, the value of options that are vested and for which the spread between the merger consideration and the exercise price of the option is greater than the value derived by the formula developed for options included in our stock option tender offer is as follows:

James L. Clayton	$214,075
B. Joe Clayton	$16,290
Kevin T. Clayton	$358,194
Steven G. Davis	$0
Dan W. Evins	$16,290
Wilma H. Jordan	$132,325
Thomas N. McAdams	$0
C. Warren Neel	$177,439
David M. Booth	$519,338
Richard D. Strachan	$0
John J. Kalec	$0
Walter A. Morgan	$0

      See “The Merger Agreement — Stock Option Tender Offer.”

      Executive Employment Agreements. We previously entered into employment agreements with our executive officers that, among other things, provide for the immediate vesting of options held by the officer and severance payments to each officer equal to the officer’s base salary plus bonus earned for the prior full two fiscal years in the event that the officer’s employment with Clayton Homes is involuntarily terminated within twelve months of a change of control of our company, including the acquisition of Clayton Homes by Berkshire Hathaway. Our executive officers who have entered into these employment agreements are:

•	Kevin T. Clayton, Chief Executive Officer and President and President, Financial Services;

•	David M. Booth, Executive Vice President and President, Retail;

•	Richard D. Strachan, Executive Vice President and President, Manufacturing;

•	John J. Kalec, Executive Vice President and Chief Financial Officer; and

•	Walter A. Morgan, Vice President and General Manager, Communities.

      Upon the completion of the merger, our current officers will be the officers of the surviving entity in the merger. We expect that the employment agreements with our executive officers will remain in effect following the completion of the merger.

      Indemnification. The merger agreement provides that, for six years after the merger, the surviving corporation’s certificate of incorporation and bylaws will contain the provisions with respect to indemnification, expense advancement and exculpation from liability for money damages as set forth in our current certificate of incorporation and bylaws. The merger agreement also requires Berkshire Hathaway and the surviving corporation to indemnify and hold harmless any of our current or former officers or directors against any losses in connection with any threatened or actual action, suit, or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was our officer or director on or prior to the closing date, subject to certain limitations set forth in the merger agreement. In addition, the merger agreement provides that Berkshire Hathaway will cause the surviving corporation to maintain our existing directors’ and officers’ insurance policy for the balance of the policy’s term. It is expected that, following the term of the policy, which is fully paid and expires on March 12, 2004, Clayton Homes will cease to carry directors’ and officers’ liability insurance.

      Positions with Surviving Corporation. Upon completion of the merger, our current officers will be the officers of the surviving corporation until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. In addition, several of our current directors may be elected to serve as directors of the surviving corporation.

Effects of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Berkshire Hathaway formed for purposes of the merger, will be merged with and into Clayton Homes, and Clayton Homes will survive the merger as a subsidiary of Berkshire Hathaway and will continue its corporate existence under Delaware law.

Delisting and Deregistration of Our Common Stock

      If the merger is completed, our common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Appraisal Rights

      The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

      If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

      The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Clayton Homes before the special meeting on                     , 2003. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      A stockholder of Clayton Homes who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Clayton Homes at our principal executive offices at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Thomas D. Hodges, Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its shares of Clayton Homes common stock. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Clayton Homes, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholder’s request is received by Clayton Homes or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

      Within 120 days after the effective time of the merger (but not thereafter), either Clayton Homes or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Clayton Homes shares of stockholders entitled to appraisal rights. Clayton Homes has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Clayton Homes, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Clayton Homes. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Clayton Homes stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed within the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Clayton Homes’ stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Litigation in Connection with the Merger

      On May 16, 2003, a putative class action lawsuit was filed by an alleged shareholder of Clayton Homes in the Delaware Chancery Court in New Castle County. The defendants named in the complaint are Clayton Homes and its directors, James L. Clayton, B. Joe Clayton, Kevin T. Clayton, Dan W. Evins, Wilma H. Jordan, Thomas N. McAdams and C. Warren Neel. The complaint alleges that the individual defendants breached their fiduciary duties to all Clayton Homes shareholders by agreeing to the merger. The complaint seeks a declaration that the action is properly maintainable as a class action, an injunction prohibiting the completion of the merger and damages and costs. We and the individual defendants intend to vigorously defend the litigation.

THE MERGER AGREEMENT

      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

      The merger agreement provides for the merger of Merger Sub with and into Clayton Homes upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will survive the merger and continue to exist as a wholly owned subsidiary of Berkshire Hathaway. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State of the State of Delaware). We expect to complete the merger as promptly as practicable after (1) our stockholders adopt the merger agreement, (2) we successfully complete our stock option tender offer and (3) we receive required regulatory approvals of the merger.

      We or Berkshire Hathaway may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “The Merger Agreement — Termination of the Merger Agreement.”

Merger Consideration

      Each share of our common stock issued and outstanding immediately before the merger (other than treasury shares, shares held by Berkshire Hathaway or Merger Sub and any dissenting shares) will automatically be canceled and will cease to exist and will be converted into the right to receive $12.50 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. Each share of our common stock held by us as treasury shares or held by Berkshire Hathaway or Merger Sub at the time of the merger will be canceled without any payment. See “The Merger — Appraisal Rights.”

Directors and Officers

      Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Clayton Homes at the time immediately before the merger is completed will remain the officers of the surviving corporation after the merger. All Clayton Homes officers will hold their positions until their successors are duly elected, appointed or qualified or until the earlier of their death, resignation or removal.

Stock Option Tender Offer

      As of the date of this proxy statement, there were approximately 1,049 holders of options to purchase shares of our common stock and the number of shares of our common stock issuable upon the exercise of these outstanding stock options was approximately 5,944,718. One of the conditions to the obligations of Berkshire Hathaway and Merger Sub to complete the merger is that, on or before the closing date,

•	the number of holders of our stock options must not be more than 100 and

•	the number of shares of our common stock issuable upon the exercise of our outstanding stock options must not be more than 250,000.

      Under our equity compensation plans, outstanding stock options granted under those plans do not automatically terminate (including at any specified price) in the event of a change in control of Clayton

Homes nor do unvested outstanding stock options automatically become exercisable in such an event. Moreover, Delaware law does not specifically address the treatment of outstanding stock options in the event of a change in control transaction. As a result, the merger agreement requires that we offer to each holder of our outstanding stock options, other than holders of unvested stock options granted under our 1996 Outside Directors Equity Plan, the right to terminate all of his or her options in exchange for cash. Unvested stock options granted under the 1996 Outside Directors Equity Plan are not included in the offer and will terminate, in accordance with their terms, at the effective time of the merger. The merger agreement permits us to pay up to $19.5 million for outstanding stock options.

      We retained Standard & Poor’s Corporate Value Consulting division to assist us in developing a method for allocating the $19.5 million among the eligible options fairly and consistently and to perform the calculations for each option holder. With Corporate Value Consulting’s assistance, we have allocated the $19.5 million among the 5,928,468 outstanding stock options included in the offer using an objective formula based on the Black-Scholes option pricing model that takes into account the option exercise price and the remaining estimated life of the option (based on an assumed 6 year life for options with a 5-year vesting schedule and an assumed 10 year life for options with a 9.5-year cliff vesting schedule).

•	For any unvested option, the option holder will receive the value derived by the formula.

•	For any vested option for which the spread (the merger consideration minus the exercise price of the option) is less than or equal to the value derived by the formula, the option holder will receive the value derived by the formula.

•	For any vested option for which the spread (the merger consideration minus the exercise price of the option) is greater than the value derived by the formula, the option holder will receive the greater amount.

      Exhibit B to the merger agreement, which is attached as Annex A to this proxy statement, states the expected offer price for each class of outstanding stock options.

      Our offer to purchase our stock options will be made on the terms and subject to the conditions described in the offer to purchase and related materials that we will distribute to holders of our stock options and file with the Securities and Exchange Commission. Each option holder should review these documents carefully when they are available before deciding whether to accept our offer because these documents contain important information regarding the offer. See “Where You Can Find More Information.”

Payment for the Shares

      Before the merger, Berkshire Hathaway will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the merger agreement. When and as needed, Berkshire Hathaway will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders on a timely basis.

      At the close of business on the day of the completion of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.

      As promptly as practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

      If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

      The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent, Berkshire Hathaway or the surviving corporation, post a bond in an amount that the paying agent, Berkshire Hathaway or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the certificate.

Representations and Warranties

      In the merger agreement, Clayton Homes, Berkshire Hathaway and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

•	broker’s fees; and

•	information supplied for inclusion in this proxy statement or the documents related to our stock option tender offer.

      In the merger agreement, Berkshire Hathaway and Merger Sub also made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, the interim operations of Merger Sub and their ownership of our common stock.

      We also made representations and warranties relating to, among other things:

•	capital structure;

•	documents filed with the Securities and Exchange Commission;

•	undisclosed liabilities;

•	absence of certain changes or events since June 30, 2002;

•	litigation;

•	compliance with applicable laws;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	environmental matters;

•	inapplicability of state takeover statutes;

•	title to properties;

•	tax matters;

•	intellectual property matters;

•	contracts with affiliates;

•	insurance matters;

•	board of directors approval of the merger agreement and the transactions contemplated thereby, including the merger, and board recommendation to our stockholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and

•	receipt of Morgan Keegan’s fairness opinion to our board of directors.

Conduct of Business Pending the Merger

      We have agreed in the merger agreement that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement, required by applicable law or consented to in writing by Berkshire Hathaway, we and each of our subsidiaries will:

•	conduct our respective businesses in the usual, regular and ordinary course consistent with past practice; and

•	use all reasonable efforts to preserve intact our business organization and the good will of those having business relationships with us and to retain the services of our respective present officers and key employees.

      We have also agreed that, until the completion of the merger, except as expressly contemplated or permitted by the merger agreement, required by applicable law or consented to in writing by Berkshire Hathaway, we will not, and will not permit any of our subsidiaries to:

•	issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (a) any additional shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Clayton Homes or any of our subsidiaries, or (b) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of Clayton Homes or any of our subsidiaries outstanding on the date of the merger agreement, other than pursuant to the exercise of any stock options for our capital stock outstanding as of the date of the merger agreement;

•	accelerate the vesting of any stock options;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of Clayton Homes or any of our subsidiaries;

•	split, combine, subdivide or reclassify any shares of our capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of capital stock or otherwise make any payments to stockholders in their capacity as such;

•	engage in any borrowing or securitization transaction, or, other than in the ordinary course of business consistent with past practice, otherwise incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any person other than Clayton Homes or our direct or indirect wholly owned subsidiaries;

•	sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets with a minimum value in excess of $10 million to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million or any claims related thereto, in each case that is material to Clayton Homes and our subsidiaries, taken as a whole, except (a) in the ordinary course of business consistent with past practice, or (b) pursuant to contracts or agreements in force on the date of the merger agreement;

•	other than in the ordinary course of business consistent with past practice, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Clayton Homes;

•	increase in any manner the compensation of any directors, officers or employees or enter into, establish, amend or terminate any employee benefit plan, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (a) as required pursuant to the terms of agreements in effect on the date of the merger agreement, and (b) increases in salaries, wages and benefits of employees who are not directors or executive officers made in the ordinary course of business and in a manner consistent with past practice;

•	amend the certificate of incorporation or bylaws of Clayton Homes or any of our subsidiaries;

•	waive or fail to enforce any provision of any confidentiality or standstill agreement to which Clayton Homes or any of our subsidiaries is a party; or

•	make any commitment to take any of the above actions.

      Before entering into the merger agreement, we had expected, in the ordinary course of business, to enter into certain financing transactions in the next 12 months to provide us with an aggregate of approximately $1.875 billion to meet our ongoing capital requirements. Pending the closing of the merger, Berkshire Hathaway has agreed that, to the extent it will not permit us to use third-party financing sources, Berkshire Hathaway will, or will cause one or more of its subsidiaries to, enter into agreements with us or one or more of our subsidiaries on specified dates that will provide certain financing needed by us through (1) the acquisition of certain securitizable contracts by Berkshire Hathaway or one of its subsidiaries, and (2) borrowings by us or one or more of our subsidiaries. We expect that financing provided by Berkshire Hathaway would otherwise have been obtained by us on similar terms through market transactions. A termination of the merger agreement under certain circumstances, including in connection with another takeover proposal, or a breach of the merger agreement by Clayton Homes, will generally relieve Berkshire Hathaway of any obligation to provide any such financing unless an agreement with respect to such financing is already in place.

Efforts to Complete the Merger

      Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use all reasonable efforts to (a) take, or cause to be taken, all actions that are necessary, proper or advisable to achieve the completion of the merger as promptly as practicable, including the taking of all acts necessary to satisfy the conditions necessary for the completion of the merger, (b) obtain any consent, authorization or order from or approval of, or any exemption by, any governmental entity and any other third party required to be obtained by the merger agreement, (c) lift or rescind any injunction or restraining or other order adversely affecting the ability of the parties to complete the merger and (d) defend any litigation seeking to enjoin, prevent or delay the completion of the merger or seeking material damages.

      Neither Berkshire Hathaway nor Merger Sub, however, is required under the merger agreement to agree to any of the following to complete the merger:

•	any prohibition of or limitation on the ownership or operation by Berkshire Hathaway, Merger Sub, Clayton Homes or any of their respective subsidiaries of any portion of their businesses or assets;

•	divest, hold separate or otherwise dispose of any portion of Berkshire Hathaway’s, Merger Sub’s, Clayton Homes’ or any of their respective subsidiaries’ businesses or assets;

•	any limitation on the ability of Berkshire Hathaway, Merger Sub or Clayton Homes to acquire, hold or exercise full ownership of shares of Clayton Homes common stock; or

•	any other limitation on Berkshire Hathaway’s, Merger Sub’s, Clayton Homes’ or any of their respective subsidiaries’ ability to control their businesses or operations effectively.

Conditions to the Merger

      Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Clayton Homes common stock;

•	no statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the merger by any governmental entity that prohibits, restrains, or makes illegal the completion of the merger; and

•	all governmental consents, orders, approvals and waiting periods required for the completion of the merger shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the time the merger becomes effective.

      Conditions to Berkshire Hathaway’s and Merger Sub’s Obligations. The obligation of Berkshire Hathaway and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	our representations and warranties qualified by materiality must be true and correct in all respects, and all other representations and warranties must be true and correct in all material respects, as of the closing date, except representations and warranties that speak as of an earlier date;

•	we must have complied with all of our material obligations and covenants under the merger agreement on or prior to the closing date; and

•	no statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the merger by any governmental entity that

•	prohibits, or imposes any material limitations on, Berkshire Hathaway’s ownership or operation of any portion of its or its subsidiaries’ businesses or assets,

•	prohibits, or imposes any material limitations on, Berkshire Hathaway’s, Merger Sub’s or Clayton Homes’ ownership or operation of any portion of Clayton Homes’ and our subsidiaries’ businesses and assets or

•	imposes material limitations on the ability of Berkshire Hathaway to exercise effectively full rights of ownership of the shares of the surviving corporation in the merger and no action or proceeding by any governmental entity shall be pending that seeks any of these results; and

•	on or prior to the closing date, the number of holders of options to purchase shares of our common stock must not be more than 100, and the number of shares issuable upon exercise of outstanding stock options must not be more than 250,000.

      Conditions to Clayton Homes’ Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Berkshire Hathaway and Merger Sub qualified by materiality must be true and correct in all respects, and all other representations and warranties must be true and correct in all material respects, as of the closing date, except representations and warranties that speak as of an earlier date; and

•	Berkshire Hathaway and Merger Sub must have complied with all of their material obligations and covenants under the merger agreement on or prior to the closing date.

      If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

No Solicitations of Other Offers

      The merger agreement provides that neither we nor our representatives will:

•	solicit, initiate or knowingly encourage, or take any other action intended to facilitate, the submission of any takeover proposal, as described below; or

•	participate in any discussions or negotiations concerning a takeover proposal.

      We may, however, at any time on or before May 9, 2003, in response to an unsolicited bona fide written takeover proposal that is made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement and that is a superior proposal or is reasonably expected to lead to a superior proposal if, our board of directors determines in good faith, after considering applicable state law and consultation with our outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to our stockholders:

•	request information from the party making that takeover proposal for the purpose of our board of directors informing itself about the takeover proposal and the party making it;

•	furnish information regarding Clayton Homes to the person making that takeover proposal pursuant to a confidentiality agreement and provided that we advise Berkshire Hathaway of the nonpublic information we deliver to the third party making the takeover proposal; and

•	participate in negotiations with the party making that takeover proposal regarding that takeover proposal.

      In addition, we have agreed that neither our board of directors nor any of its committees will:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Berkshire Hathaway, the approval of, determination of advisability of, or recommendation with respect to, the merger agreement and the transactions contemplated by that agreement, including the merger;

•	approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, the approval of any takeover proposal; or

•	cause Clayton Homes to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

      However, our board of directors may, (a) if it determines in good faith, in response to a superior proposal that was unsolicited and made after the date of the merger agreement in circumstances not otherwise involving a breach of the merger agreement, after considering applicable state law and consultation with our outside counsel, that the failure to do so would be inconsistent with its fiduciary duties, and (b) if we have given Berkshire Hathaway two business days’ written notice of the receipt of the superior proposal, the material terms and conditions of the superior proposal, the identity of the person making the superior proposal and the action our board of directors has determined to take:

•	withdraw or modify its approval, determination of advisability, or recommendation of the merger agreement and the transactions contemplated by that agreement, including the merger;

•	approve, determine to be advisable or recommend a superior proposal; or

•	cause us to enter into an agreement related to the superior proposal and concurrently terminate the merger agreement and pay Berkshire Hathaway the termination fee described below.

      We also have agreed to cease any discussion or negotiations with any third parties conducted on or before the date of the merger agreement with a view toward a takeover proposal, and to notify Berkshire Hathaway of any takeover proposal, its material terms and conditions including the identity of the party making the takeover proposal and to keep Berkshire Hathaway informed of the status of that takeover proposal.

      Nothing described above limits our ability to take and disclose actions to comply with certain rules under the Securities Exchange Act of 1934, or to make any disclosure to our stockholders.

      For purposes of the merger agreement, the term “takeover proposal” means any inquiry, proposal or offer from any person relating to:

•	any direct or indirect acquisition or purchase of 15% or more of the assets of Clayton Homes or any of our subsidiaries or 15% or more of any class of equity securities of Clayton Homes or any of our subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Clayton Homes or any of our subsidiaries; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries,

in each case other than the transactions contemplated by the merger agreement.

      For purposes of the merger agreement, the term “superior proposal” means:

•	any bona fide written offer from any person for a direct or indirect acquisition or purchase of 50% or more of the assets of Clayton Homes or any of our subsidiaries, or 50% or more of any class of equity securities of Clayton Homes or any of our subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Clayton Homes or any of our subsidiaries; or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries,

in each case other than the transactions contemplated by the merger agreement, that (a) provides for consideration on a per share basis to our stockholders with a value (taking into account, among other things, the likelihood of the offer being consummated) exceeding $12.50 per share, (b) that, considering all relevant factors, is more favorable to us and our stockholders than the merger, and (c) for which the third party has demonstrated that the financing for its offer is fully committed or reasonably likely to be obtained, in each case as determined by our board of directors in its good faith judgment based on the advice of independent financial advisors and outside counsel.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Clayton Homes and Berkshire Hathaway;

•	by either Clayton Homes or Berkshire Hathaway, if:

•	any final, non-appealable governmental order, decree, ruling or other action prohibits the completion of the merger, except that the party seeking to terminate (subject to certain limitations in the case of Berkshire Hathaway) shall have used all reasonable efforts to challenge that order, decree, ruling or other action; or

•	the merger is not completed on or before August 30, 2003, except that:

(a) this right to terminate will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by that date; and

(b) this date will be extended day-by-day for each day any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger, but not beyond October 15, 2003; or

•	by Berkshire Hathaway if:

•	our stockholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement;

•	our board of directors or any committee of our board of directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Berkshire Hathaway its approval or recommendation of the merger agreement and transactions contemplated by that agreement, including the merger, or fails to reconfirm its recommendation within three business days of a request to do so, or approves or recommends, or proposes publicly to approve or recommend, any takeover proposal by a third party or resolves to take any such action; or

•	we have breached any of our representations or warranties qualified by materiality in any respect or those not qualified by materiality in any material respect, or any of our material obligations under the merger agreement where that breach cannot be cured within 15 business days after Berkshire Hathaway delivers written notice of the breach; or

•	by Clayton Homes if:

•	our stockholders, at the special meeting or at any adjournment thereof, fail to adopt the merger agreement;

•	we enter into a definitive agreement providing for a superior proposal, provided that we have complied with the provisions of the merger agreement described above under “The Merger Agreement — No Solicitation of Other Offers,” and provided that we have paid, or simultaneously with doing so pay, to Berkshire Hathaway the $35 million termination fee and their out-of-pocket expenses not to exceed $1 million as described below; or

•	Berkshire Hathaway has breached any of its representations or warranties qualified by materiality in any respect or those not qualified by materiality in any material respect, or any of its material obligations under the merger agreement where that breach cannot be cured within 15 business days after we deliver written notice of the breach.

Termination Fees

      We must pay to Berkshire Hathaway a termination fee of $35 million plus all of Berkshire Hathaway’s and Merger Sub’s reasonably documented out-of-pocket fees and expenses not to exceed $1 million if the merger agreement is terminated under any of the following circumstances:

•	a takeover proposal had been communicated or disseminated prior to the termination; and

•	either party terminates because:

•	the merger has not been completed by August 30, 2003 (as it may be extended as described above under “The Merger Agreement — Termination of the Merger Agreement”);

•	the stockholder approval necessary to complete the merger is not obtained at the special meeting of stockholders or any adjournment thereof, as described above under “The Merger Agreement — Termination of the Merger Agreement”; or

•	there exists a final non-appealable governmental order, decree or ruling based on the existence of the takeover proposal; and

•	that takeover proposal is consummated within one year of the termination; or

•	we terminate because we enter into a definitive agreement providing for a superior proposal, as described above under “The Merger Agreement — Termination of the Merger Agreement”; or

•	Berkshire Hathaway terminates because our board of directors or any committee of our board of directors withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Berkshire Hathaway its approval or recommendation of the merger agreement and the transactions contemplated by that agreement, including the merger, or fails to reconfirm its recommendation within three business days of a request to do so, or approves or recommends, or proposes publicly to approve or recommend, any takeover proposal by a third party or resolves to take any such action, as described above under “The Merger Agreement — Termination of the Merger Agreement.”

Employee Benefits

      Berkshire Hathaway has agreed to honor and cause the surviving corporation to honor all employee benefit plans and arrangements that have been disclosed by us. In addition, Berkshire Hathaway has agreed to maintain, for at least 24 months after the completion of the merger, compensation and benefits to employees, former employees, directors or former directors of Clayton Homes and our subsidiaries no less favorable in the aggregate than the compensation and benefits provided to those individuals immediately prior to the completion of the merger, provided that the surviving corporation will not be obligated to provide retiree medical health insurance benefits, except as required by law, or any form of equity-based compensation, including options to purchase shares of stock of the surviving corporation or any of its subsidiaries.

Amendment, Extension and Waiver

      The parties may amend the merger agreement at any time before completion of the merger. All amendments to the merger agreement must be in writing signed by us, Berkshire Hathaway and Merger Sub.

      At any time before the completion of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      However, after approval of the merger agreement by our stockholders, no amendment or waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

STOCKHOLDERS AGREEMENT

      This section of the proxy statement describes the material provisions of the stockholders agreement but does not purport to describe all of the terms of the stockholders agreement. The following summary is qualified in its entirety by reference to the complete text of the stockholders agreement, which is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the stockholders agreement.

      A stockholders agreement has been entered into between Berkshire Hathaway, Merger Sub and James L. Clayton and the Clayton Family Foundation obligating Mr. Clayton and the Clayton Family Foundation to vote their shares, among other things, in favor of the merger and, if directed by Berkshire Hathaway, against any competing takeover proposal (as defined in the merger agreement) or other proposals that could adversely affect the consummation of the merger. The stockholders that are party to the stockholders agreement together own 37,663,862 shares of our common stock representing approximately 28% of the total votes entitled to be cast at the special meeting. The stockholders agreement will terminate upon the earlier to occur of:

•	the completion of the merger;

•	the termination of the merger agreement, including termination on account of a superior takeover proposal that is received by Clayton Homes or publicly communicated on or before to May 9, 2003;

•	an amendment of the merger agreement reducing the merger consideration or changing the form of merger consideration to other than cash; and

•	December 31, 2003.

      However, in the event of a termination of the merger agreement relating to, or in certain circumstances following, a takeover proposal received after May 9, 2003, these stockholders will generally remain subject to the terms of the stockholders agreement for a twelve-month period following termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth information as of March 31, 2003, concerning the common stock of Clayton Homes beneficially owned by (1) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our executive officers, and (4) all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned includes shares of common stock that the named person has the right to acquire, through option exercise, within 60 days of March 31, 2003. Beneficial ownership calculations for 5% stockholders, other than James L. Clayton, are based solely on publicly filed Schedule 13Ds or Schedule 13Gs that 5% stockholders are required to file with the Securities and Exchange Commission. The following table does not reflect that certain shares of our common stock may be deemed to be beneficially owned by Berkshire Hathaway and Merger Sub pursuant to the stockholders agreement. See “The Merger Agreement — Stockholders Agreement.”

Name of	Number of Shares	Percent
Beneficial Owner	Beneficially Owned(1)	of Class

Citigroup Inc.	14,256,973	10.5%
399 Park Avenue
New York, NY 10043
FMR Corp. (Fidelity Management)	11,588,779	8.5%
1 Federal St
Boston, MA 02110
Janus Capital Management LLC	8,851,735	6.5%
100 Fillmore Street
Denver, CO 80206
Orbis Investment Management Limited	7,238,765	5.3%
34 Bermudiana Road
Hamilton HM 11 Bermuda
James L. Clayton(2)	37,926,584	27.8%
P.O. Box 15169
Knoxville, TN 38901
B. Joe Clayton	148,688	*
Kevin T. Clayton(3)	927,323	*
Steven G. Davis	—	*
Dan W. Evins	78,924	*
Wilma H. Jordan	45,461	*
Thomas N. McAdams	11,931	*
C. Warren Neel	44,382	*
David M. Booth	361,184	*
Richard D. Strachan	114,628	*
John J. Kalec	11,251	*
Walter A. Morgan	29,921	*
All directors and executive officers as a group (12 persons)	39,700,277	29.15%

*	Less than 1%

(1)	These amounts include shares for which the named person has sole voting and investment power or shares such powers with his or her spouse. They also include shares credited to the named person’s account under the Clayton Homes 401(k) Plan, in the following amounts:

James L. Clayton	13,568
David M. Booth	7,779
Kevin T. Clayton	7,643
Richard D. Strachan	4,127
Walter A. Morgan	1,796
John J. Kalec	1,095
All executives officers as a group(5)	22,440

(2)	Includes 9,175,411 shares held by the Clayton Family Foundation, a non-profit corporation, of which James L. Clayton is director and president and 40,852 shares held by his wife.

(3)	Includes 400,923 shares held in trust in which Kevin T. Clayton is a trustee, but not a beneficiary; includes 6,100 shares held in trust of which Kevin T. Clayton is a trustee and beneficiary; does not include 9,175,411 shares held by the Clayton Family Foundation of which Kevin T. Clayton is a director.

OTHER MATTERS

Other Matters for Action at the Special Meeting

      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

      When considering a motion to adjourn or postpone the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on adjournment or postponement using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger agreement to vote in favor of adjournment or postponement of the special meeting.

Stockholder Proposals

      Due to the contemplated consummation of the merger, we do not currently expect to hold a 2003 annual meeting of stockholders because, following the merger, we will not be a publicly held company. If the merger is not consummated for any reason, under the rules of the Securities and Exchange Commission, we must receive proposals of stockholders intended to be presented at and included in the proxy statement for the 2003 annual meeting of stockholders at our principal executive offices no later than May 23, 2003.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement referring to us, and they may also be made a part of this proxy statement by reference to other documents filed by us with the Securities and Exchange Commission, which is known as “incorporation by reference.”

      Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “strategy,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by Berkshire Hathaway, identify forward-looking statements. Our forward-looking statements are based on the management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business and the merger, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

•	potential periodic inventory adjustments by both captive and independent retailers;

•	availability of wholesale and retail financing;

•	general or seasonal weather conditions affecting sales and revenues;

•	catastrophic events impacting insurance costs;

•	cost of labor;

•	cost of raw materials;

•	industry consolidation trends creating fewer, but stronger, competitors capable of sustaining competitive pricing pressures;

•	ability to anticipate and meet consumer preferences, maintain successful marketing programs, continue manufacturing output, keep a strong cost management oversight, and achieve stable results from our securitization activities;

•	prevailing interest rates;

•	government monetary policy;

•	stable regulation of manufacturing standards;

•	consumer confidence;

•	favorable trade policies;

•	quality of management;

•	general economic, business and financial market conditions;

•	the ability to satisfy the conditions to closing set forth in the merger agreement; and

•	other factors described in our filings with the SEC.

      We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

      For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Clayton Homes has filed with the Securities and Exchange Commission as described under “Where You Can Find More Information.” All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

      Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference,” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and before the date of the special meeting:

Clayton Homes Filings:	Periods

Annual Report on Form 10-K	Year ended June 30, 2002
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2002, December 31, 2002 and March 31, 2003
Current Reports on Form 8-K
Filed August 14, 2002, August 23, 2002, September 6, 2002, November 21, 2002, February 7, 2003, February 14, 2003, February 19, 2003, February 21, 2003, February 24, 2003, March 4, 2003, March 13, 2003, March 14, 2003, April 2, 2003, April 17, 2003 and May 9, 2003

      You may request a copy of the documents incorporated by reference into this proxy statement by writing to, or telephoning us. Requests for documents should be directed to:

          Clayton Homes, Inc.

          5000 Clayton Road
          Maryville, Tennessee 37804
          Telephone: (865) 380-3000
          Attention: Thomas D. Hodges, Secretary

      If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

      This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                    , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
BERKSHIRE HATHAWAY INC.
B MERGER SUB INC.
and
CLAYTON HOMES, INC.
April 1, 2003

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2003, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), B Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Clayton Homes, Inc., a Delaware corporation (the “Company”).

      WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have approved, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of Common Stock, par value $0.10 per share, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than Shares described in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3), will be converted into the right to receive $12.50 per Share in cash (the “Merger Consideration”); and

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby; and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into a Stockholders Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the “Stockholders Agreement”), with the stockholders named therein (the “Stockholders”), pursuant to which the Stockholders have, among other things, agreed to vote all Shares beneficially owned by the Stockholders in favor of the Merger and this Agreement and against any Takeover Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) under the name “Clayton Homes, Inc.” and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. After the Effective Time, (x) the certificate of incorporation of the Company shall be amended as desired by Parent (which amendments will include restrictions on the transferability of shares of capital stock of the Surviving Corporation) and as so amended shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation and such bylaws. The Merger shall have the effects set forth in the DGCL.

      SECTION 1.2     Effective Time. Parent, Merger Sub, and the Company shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The

Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

      SECTION 1.3     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the fourth business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at, or directed from, the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

      SECTION 1.4     Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

      SECTION 1.5     Stockholders’ Meeting.

(a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

(ii) prepare and file with the United States Securities and Exchange Commission (the “SEC”), within ten business days of the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable; and

(iii) include in the Proxy Statement (1) the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (2) the opinion of Morgan Keegan (the “Financial Advisor”) described in Section 3.20.

(b) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; OPTION OFFER

      SECTION 2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the common stock, par value $.0l per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.0l per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined in Section 2.3 hereof), shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

      SECTION 2.2     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

      (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

      (d) Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

      SECTION 2.3     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      SECTION 2.4     Company Option Plans.

      (a) On such date as is determined by the mutual agreement of the Company and Parent, which shall be no later than the date the Proxy Statement is mailed to the Company’s stockholders, the Company shall commence an offer (the “Option Offer”) to purchase, from the holders thereof, all outstanding options to purchase shares of Company Common Stock (“Company Stock Options”), whether vested or unvested (except for unvested Company Stock Options granted pursuant to the 1996 Outside Directors Equity Plan, which shall not be included in the Option Offer and which shall terminate, in accordance with their terms, at the Effective Time), for an aggregate price not in excess of $19,500,000 and at a price per option (subject to any applicable withholding taxes) determined in accordance with Exhibit B hereto.

The Option Offer shall require each optionholder to tender all Company Stock Options owned by such optionholder at the time of his or her tender in order to participate in the Option Offer. In making the Option Offer, the Company shall, and shall cause all documents related to the Option Offer which are filed with the SEC and/or published, sent or given to holders of Company Stock Options (collectively, the “Option Offer Documents”) to, comply in all respects with the provisions of applicable federal securities laws (including, without limitation, the provisions of the Exchange Act, and the rules and regulations promulgated thereunder, that relate to going private transactions under Rule 13e-3 of the Exchange Act and issuer tender offers) and state law. On the date any Option Offer Documents are filed with the SEC and on the date any Option Offer Documents are first published, sent or given to holders of Company Stock Options, such documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Option Offer Documents. The Company shall not file with the SEC or otherwise provide to holders of Company Stock Options any documents related to the Option Offer without the prior review and approval of such documents by Parent and Merger Sub, nor waive any conditions to the Option Offer (which conditions must be approved by Parent and Merger Sub) without the prior approval of Parent and Merger Sub. In addition, the Company shall provide Parent and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to any of the Offer Documents promptly after receipt of such comments and a reasonable opportunity to participate in the preparation of any responses thereto by the Company or its counsel, including copies of any written responses and telephonic notification of any verbal responses.

      (b) The Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other action as may be necessary to (i) cancel all Company Stock Options purchased by the Company pursuant to Section 2.4(a) immediately following such purchase, (ii) terminate, as of the Effective Time, any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary of the Company, other than, to the extent Company Stock Options remain outstanding thereunder immediately prior to the Effective Time, the Company’s 1991 Employee Stock Incentive Plan, 1994 Director’s Equity Plan, 1996 Outside Directors Equity Plan, and 1997 Employee Stock Incentive Plan (the “Option Plans”), and (iii) provide that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire capital securities of Parent or, except for any Company Stock Options which remain outstanding under the Option Plans immediately prior to the Effective Time, the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub as follows:

      SECTION 3.1     Corporate Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”). The copies of the Certificate of Incorporation and Bylaws of the Company (the “Company Charter” and “Company Bylaws”), in the form delivered to Merger Sub and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect”

means, with respect to the Company, on the one hand, or Parent, on the other hand, a material adverse effect on (i) the ability of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby, or (ii) the business, results of operations, properties, assets, liabilities or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in general economic conditions in industries in which such party and its subsidiaries operate, which changes do not affect such party disproportionately relative to other entities operating in such industries, or (C) any decline in the market price of the common stock of such party. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Company Material Adverse Effect, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its subsidiaries unless it is disclosed in the Company’s SEC Documents or the Company Disclosure Schedule (as defined below). As used in this Agreement, the word “subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

      SECTION 3.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.10 per share. At the date hereof, there were (i) 136,134,319 shares of Company Common Stock issued and outstanding, and (ii) 5,944,718 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) pursuant to the Option Plans. All of the issued and outstanding shares of Company Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 3.2(a) of the Company’s disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

      (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

      (c) Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all outstanding Company Stock Options, the exercise price therefor, and the holder thereof.

      SECTION 3.3     Authority.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) prior to the consummation of the Merger in accordance with Section 251 of the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.5 hereof and as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

      (b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement.

      SECTION 3.4     Consents and Approvals; No Violations.

      (a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any of the Offer Documents required to be so filed, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iv) the Company Stockholder Approval and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the transactions contemplated hereby or by the Stockholders Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Stockholders Agreement or compliance with the terms and provisions thereof, will (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company’s stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.5 SEC Documents; Undisclosed Liabilities. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “SEC Documents”). No subsidiary of the Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since June 30, 2002, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of June 30, 2002 (including the notes thereto) included in the SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after June 30, 2002 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since June 30, 2002 (the “Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. A summary of such disclosure made by management to the Company’s auditors and audit committee is set forth on Section 3.5 of the Company Disclosure Schedule.

      SECTION 3.6     Broker’s Fees. Except for the Financial Advisor’s fee set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

      SECTION 3.7     Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents filed prior to the date hereof, since June 30, 2002, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have in the future a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since June 30, 2002, neither the Company nor any of its subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 hereof had the covenants therein applied since that date.

      SECTION 3.8     Legal Proceedings.

      (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, and neither the Company nor any or its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

      (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, individually or when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.9     Compliance with Applicable Law. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, individually or when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.10     Company Information. The information relating to the Company and its subsidiaries to be provided by or on behalf of the Company for inclusion in the Proxy Statement and the Option Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation is made by the Company to such portions thereof that relate expressly to Parent, Merger Sub or any of their subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion therein). The Proxy Statement and the Option Offer Documents required to be filed with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      SECTION 3.11     Employee Matters.

      (a) The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”). Each of the Company Benefit Plans is in material compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified as to form and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports in accordance with GAAP applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or other liability with respect to the Company Benefit Plans that would have a Company Material Adverse Effect and that is not reflected on such balance sheet or, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code. There are no pending or to the Company’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of the ERISA.

      (b) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

      SECTION 3.12     Environmental Matters. Except as set forth in Section 3.12 of the Company’s Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries’ participation in the management of any property, or (iii) its or any of its subsidiaries’ holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.13     Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Stockholders Agreement.

      SECTION 3.14     Properties. Except (a) as disclosed in the Recent SEC Documents or in the notes to the latest audited financial statements included in the SEC Documents and (b) for any of the following which would not have a Company Material Adverse Effect, each of the Company and its subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

      SECTION 3.15     Tax Returns and Tax Payments. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (a) the Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it, (b) the Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, (c) neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes, (d) no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) there are no Liens for Taxes upon the assets of the Company or any subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (f) no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority, (g) none of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code, and (h) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used herein, “Code” shall mean the Code and the Treasury Regulations promulgated thereunder.

      SECTION 3.16     Intellectual Property. Except as set forth in Section 3.16 of the Company’s Disclosure Schedule, the Company or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company or its subsidiaries are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

      SECTION 3.17     Identified Agreements. Other than the contracts or agreements of the Company included as exhibits to the SEC Documents, and contracts or agreements between the Company and its subsidiaries or between subsidiaries of the Company, Section 3.17 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its affiliates, (b) contracts or arrangements between the Company or any of its subsidiaries, on the one hand, and any executive officer or director of the Company or any of its affiliates or associates (as defined in the Exchange Act), on the other hand, or (c) stockholder, voting trust or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its subsidiaries.

      SECTION 3.18     Insurance. To the knowledge of the Company, all insurance policies of any kind or nature owned by or issued to the Company or any of its subsidiaries, including, without limitation, policies for fire, life, theft, product liability, public liability, property damage, other casualty, workers’ compensation, employee health and welfare, title, property and liability, with respect to the Company’s business or assets and properties are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies engaged in business similar to the Company’s business.

      SECTION 3.19     Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) subject to Section 5.2, resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

      SECTION 3.20     Opinion of Financial Advisor. The Financial Advisor has delivered to the Company’s Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $12.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

      SECTION 4.1     Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

      SECTION 4.2     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

      SECTION 4.3     Consents and Approvals; No Violation.

      (a) Except for (i) the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any of the Offer Documents required to be so filed, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, or the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

      (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.4     Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

      SECTION 4.5     Merger Sub’s Operation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned as of the date hereof, and will be owned, as of the Closing Date, either directly or indirectly, by Parent, free and clear of any Liens.

      SECTION 4.6     Parent or Merger Sub Information. The information relating to Parent and its subsidiaries to be provided by or on behalf of Parent to be contained in the Proxy Statement and the Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      SECTION 4.7     Financing. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

      SECTION 4.8     Stock Ownership. As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.

ARTICLE V

COVENANTS

      SECTION 5.1     Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of the Company or any of its subsidiaries outstanding on the date hereof, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date hereof; (ii) accelerate the vesting of any Company Stock Options; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of the Company or any of its subsidiaries; or (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

(b) engage in any borrowing or securitization transaction, or, other than in the ordinary course of business consistent with past practice, otherwise incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $10 million to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign to any such person any indebtedness in excess of $1 million or any claims related thereto, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

(d) other than in the ordinary course of business consistent with past practice, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company;

(e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

(f) amend its charter, bylaws, or similar organizational documents;

(g) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

(h) make any commitment to take any of the actions prohibited by this Section 5.1.

      SECTION 5.2     No Solicitation.

      (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement must include a provision prohibiting solicitation of key employees of the Company or its subsidiaries, for at least one year, and may not include any provision calling for an exclusive right to negotiate with the Company and

(2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal; provided further, that the actions described in clauses (A), (B) and (C) may be taken only on or before May 9, 2003. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

      (b) Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that w as unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors of the Company may (subject to compliance with this and the following sentences and to compliance with Sections 5.2(a) and 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take, and further provided, that the action described in clause (z) may be taken only upon compliance by the Company with Section 7.1(c)(ii) and Section 7.3.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under Section 5.2(a) or (b).

      (d) Nothing contained in this Section 5.2 or Section 5.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation of this Agreement, the Merger and the other transactions contemplated hereby or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

      (e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its subsidiaries or 50% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by this Agreement) (A) which provides for consideration on a per share basis to the stockholders of the Company with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Merger Consideration, (B) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Merger, and (C) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (based on the advice of independent financial advisors and outside counsel).

      SECTION 5.3     Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

      SECTION 5.4     Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the New York Stock Exchange (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of Parent and Merger Sub available hereunder.

      SECTION 5.5     Access to Information.

      (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

      (b) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

      (c) The information provided pursuant to Section 5.5(a) shall be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by Parent and Merger Sub, except that the information provided pursuant to Section 5.5(a) or portions thereof may be disclosed to those of Parent’s and Merger Sub’s or their affiliates’ directors, officers, employees, agents and advisors (collectively, the “Representatives”) who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Parent or Merger Sub, as the case may be, of this provision, (iii) agree to hold the information provided pursuant to Section 5.5(a) as confidential and (iv) agree with Parent and Merger Sub to be bound by the provisions hereof. Parent and Merger Sub jointly agree to be responsible for any breach of this section by any of their Representatives. If this Agreement is terminated, Parent shall, and shall cause Merger Sub and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.5(a).

      SECTION 5.6     Further Assurances.

      (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

      (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

      (c) Notwithstanding subsections (a) and (b) of this section or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to agree to (i) any prohibition of or limitation on the ownership or operation by Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any limitation on the ability of Parent, Merger Sub, the Company or any of their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Company Common Stock and any capital stock of any subsidiary of the Company, or (iv) any other limitation on Parent’s, Merger Sub’s, the Company’s or any of their respective subsidiaries’ ability to effectively control their respective businesses or operations.

      SECTION 5.7     Indemnification.

      (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of Merger Sub and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL, as applicable, to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication established that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Parent and Merger Sub, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices such party), and shall deliver to Merger Sub and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event any Indemnified Party brings any action against Parent or the Surviving Corporation to enforce rights or to collect monies due under this Section 5.7, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys’ fees and costs.

      (b) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 5.7.

      (c) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and bylaws or comparable documents in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

      (d) Current Insurance Coverage. Parent shall cause the Surviving Corporation to maintain the Company’s existing directors’ and officers’ insurance policy, under which all premiums and other costs associated therewith have been paid in full, for the balance of its term.

      SECTION 5.8     Employee Benefit Plans. For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder); provided, further, that, for a period of two years from the Closing Date, no such amendment, modification or termination shall result in compensation and benefits to the employee, former employees, directors or former directors of the Company and its subsidiaries (the “Company Employees”) that are less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its subsidiaries shall not, after the Effective Time, provide (i) retiree medical health insurance benefits without the consent of Parent except as may be required by law, or (ii) any form of equity-based compensation, including, without limitation, options to purchase shares of capital stock in the Surviving Corporation or any of its subsidiaries.

      SECTION 5.9     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

      SECTION 5.10     Certain Lending Transactions. Following the date of this Agreement, and until the Section 5.10 Termination Date (as defined below), Parent shall, or shall cause one or more of its subsidiaries to, enter into such agreements with the Company, or one or more of its subsidiaries, as are described in Schedule I delivered by Parent to the Company concurrently with the execution of this Agreement, for the purpose of lending funds to the Company or one or more of its subsidiaries in connection with the transactions, and on the terms, described in Schedule I, it being understood and agreed by Parent and the Company that (a) any such agreement will be entered into on or about the date specified for such purpose in Schedule I and any transaction provided for therein will be subject to the terms applicable to such transaction set forth in Schedule I, and (b) all obligations of Parent under this Section 5.10 shall terminate as of the Section 5.10 Termination Date. For purposes of this Agreement, the “Section 5.10 Termination Date” shall mean the earliest to occur of (a) the first anniversary of the date of this Agreement, (b) the date Parent or Merger Sub provides the Company with notice of the occurrence of any breach of any of the Company’s representations, warranties, obligations, agreements, or covenants contained in this Agreement, which breach would (assuming it cannot be cured or has not been cured within the time specified in Section 7.1(d)(iii)) entitle Parent to terminate this Agreement pursuant to Section 7.1(d)(iii), provided that, if such breach is cured by the Company within the time specified in Section 7.1(d)(iii), then, unless Parent’s obligations pursuant to this Section 5.10 have been terminated as a result of any other provision of this Section 5.10, such obligations under this Section 5.10 shall continue once the cure of such breach is effective, (c) the date of termination of this Agreement pursuant to Sections 7.1(c)(ii) or 7.1(d)(ii) hereof, or (d) the date of termination of this Agreement pursuant to Section 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i) hereof, to the extent that such termination under this clause (d) either (1) occurs following a Takeover Proposal, which Takeover Proposal (together with any modifications thereof) has not been withdrawn by the date of the event giving rise to such termination, or (2) relates to or results from a Takeover Proposal.

ARTICLE VI

CONDITIONS TO THE MERGER

      SECTION 6.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of the holders of Company Common Stock.

(b) Statutes and Injunctions. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Merger.

(c) Governmental Consents. All governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Effective Time.

      SECTION 6.2     Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a) The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(b) The Company shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(c) No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which (1) prohibits, or imposes any material limitations on, Parent’s ownership or operation of any portion of its or its subsidiaries’ businesses or assets, or Parent’s, Merger Sub’s or the Company’s ownership or operation of any portion of the Company’s and its subsidiaries’ businesses and assets, or (2) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (1) and (2).

(d) The number of holders of Company Stock Options shall not be greater than 100, and the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options shall not be greater than 250,000.

      SECTION 6.3     Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(b) Parent and Merger Sub shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

      SECTION 6.4     Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

      SECTION 7.1     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) By the mutual consent of the Parent and the Company.

(b) By either of the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided that the party seeking to terminate this Agreement shall have used all reasonable efforts (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to challenge such order, decree, ruling or other action;

(ii) if the Effective Time shall not have occurred on or before August 30, 2003, (the “Outside Date”), provided, that, a party may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time, provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided further, however, that the Outside Date shall not be extended past October 15, 2003;

(c) By the Company:

(i) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii) if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii) if the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after the Company gives written notice of such inaccuracy or breach to Parent.

(d) By Parent:

(i) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby, or failed to reconfirm its recommendation within three (3) business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(iii) if the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after Parent gives written notice of such inaccuracy or breach to the Company.

      SECTION 7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.5(b), 5.5(c), 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9 and, subject to the conditions set forth therein, 5.10 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

      SECTION 7.3     Termination Fee; Expenses. Except as provided in this Section 7.3 and except for the filing fee under the HSR Act (which filing fee shall be borne equally by Parent and the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses. In the event that (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated either (a) pursuant to Section 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i) or (b) pursuant to Section 7.1(b)(i), but only if, in the case of this clause (b), the applicable Final Order is based on the existence of such Takeover Proposal (whether or not modified after it was first made), and such Takeover Proposal (whether or not modified after it was first made) is consummated within one (1) year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent on the date of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to $35 million (the “Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.3, the Company shall also promptly pay upon Parent’s request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including the portion of the filing fee under the HSR Act paid by Parent), which payments shall be in addition to the Termination Fee, but which payments shall not exceed $1 million in the aggregate. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder, provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from a breach of this Agreement by the Company.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1     Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the approval of this Agreement by the stockholders unless, to the extent required, approved by the stockholders.

      SECTION 8.2     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.3     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

      SECTION 8.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attention: Warren E. Buffett
Telephone No.: (402) 346-1400
Telecopier No.: (402) 346-3375

      with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, Suite 3500
Los Angeles, California 90071-1560
Attention: Robert Denham, Esq.
Telephone No.: (213) 683-9100
Telecopier No.: (213) 687-3702

      (b) if to the Company, to:

Clayton Homes, Inc.
623 Market Street
Knoxville, Tennessee 37902
Attention: Kevin T. Clayton
Telephone No.: (865) 380-3607
Telecopier No.: (865) 380-3742

      with a copy to:

Hunton & Williams
951 East Byrd
Richmond, Virginia 23219
Attention: Allen Goolsby, Esq.
Telephone No.: (804) 788-8289
Telecopier No.: (804) 788-8219

      SECTION 8.5     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 8.6     Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

      SECTION 8.7     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

      SECTION 8.8     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

      SECTION 8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 8.10     Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Knowledge” and “known” means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent, as the case may be.

      SECTION 8.11     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BERKSHIRE HATHAWAY INC.

By:	/s/ MARC D. HAMBURG

Name: Marc D. Hamburg

Title: Vice President and Chief Financial Officer

B MERGER SUB INC.

By:	/s/ MARC D. HAMBURG

Name: Marc D. Hamburg
Title: President

CLAYTON HOMES, INC.

By:	/s/ KEVIN T. CLAYTON

Name: Kevin T. Clayton

Title: President and Chief Executive Officer

EXHIBIT A

STOCKHOLDERS AGREEMENT

[Attached as Annex B to this Proxy Statement]

EXHIBIT B

STOCK OPTION PURCHASE PRICE SCHEDULE

Class of Options		Number of Options	Price	Total

1.	Vested Options	108,000	5.28	570,240.00
	11/10/93 Grant
	7.22 strike
2.	Unvested Options	3,050	3.70263	11,293.02
	11/10/93 Grant
	7.22 strike
3.	Options	20,366	5.28	107,532.48
	1/03/94 Grant
	7.22 strike
4.	Options	17,471	5.28	92,246.88
	2/09/94 Grant
	7.22 strike
5.	Vested Options	245,072	5.28	1,293,980.16
	11/09/94 Grant
	7.22 strike
6.	Unvested Options	8,540	4.20870	35,942.30
	11/9/94 Grant
	7.22 strike
7.	Options	12,200	3.72318	45,422.80
	7/1/94 Grant
	7.53 strike
8.	Options	12,200	4.96	60,512.00
	7/1/93 Grant
	7.54 strike
9.	Options	170,283	4.77769	813,559.39
	7/2/97 Grant
	8.19 strike
10.	Options	5,953	4.23	25,181.19
	12/8/93 Grant
	8.27 strike
11.	Options	5,490	4.21	23,112.90
	5/11/94 Grant
	8.29 strike
12.	Options	87,700	5.36541	470,546.46
	7/3/00 Grant
	8.38 strike
13.	Options	139,568	3.82586	533,967.63
	7/3/95 Grant
	8.51 strike
14.	Options	566,675	4.14480	2,348,754.54
	11/1/2000 Grant
	9.31 strike
15.	Options	456,100	3.63089	1,656,048.93
	10/27/99 Grant
	9.38 strike
16.	Vested Options	243,103	2.18	529,964.54
	11/14/96 Grant Date
	10.32 strike

Class of Options		Number of Options	Price	Total

17.	Unvested Options	14,058	1.76681	24,837.81
	11/14/96 Grant Date
	10.32 strike
18.	Options	778,750	4.20703	3,276,224.61
	10/30/02 Grant
	11.19 strike
19.	Options	31,250	3.66771	114,615.94
	7/1/97 Grant
	11.50 strike
20.	Options	68,300	4.15245	283,612.34
	7/1/99 Grant
	11.88 strike
21.	Options	738,055	2.10245	1,551,723.73
	11/12/98 Grant
	11.90 strike
22.	Options	382,501	0.83540	319,541.34
	11/12/97 Grant
	12.60 strike
23.	Options	22,649	2.86583	64,908.18
	7/1/96 Grant
	12.80 strike
24.	Options	923,050	3.30030	3,046,341.91
	10/30/01 Grant
	13.55 strike
25.	Options	295,334	2.28863	675,910.26
	11/8/95 Grant
	13.70 strike
26.	Options	280,000	1.64012	459,233.60
	1/1/99 Grant
	13.81 strike
27.	Option	134,500	4.03075	542,135.88
	7/1/02 Grant
	15.28 strike
28.	Options	90,500	3.49858	316,621.49
	7/2/01 Grant
	15.65 strike
29.	Options	67,750	3.03030	205,302.83
	7/1/98 Grant
	15.75 strike
	TOTAL	5,928,468		19,499,315.14

ANNEX B

STOCKHOLDERS AGREEMENT

      This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of April 1, 2003, is made and entered into among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), B Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and James L. Clayton, an individual, and the Clayton Family Foundation, a Tennessee nonprofit corporation (each of James L. Clayton and the Clayton Family Foundation being referred to herein as a “Stockholder” and collectively as the “Stockholders”);

WITNESSETH:

      WHEREAS, as of the date hereof, each Stockholder owns, beneficially and of record (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the number of shares of common stock, par value $.10 per share (“Company Common Stock”), of Clayton Homes, Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Exhibit A hereto (the total number of shares of Company Common Stock owned by the Stockholder, and any other Company Common Stock that the Stockholder acquires, whether by means of purchase, dividend, distribution, option exercise, gift or otherwise, prior to the termination of this Agreement, being collectively referred to as the “Stockholder Shares”);

      WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”); and

      WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested each Stockholder to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Stockholder has agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES

      Each Stockholder hereby severally and not jointly represents and warrants to Parent and Merger Sub as follows:

      1.1     Due Organization and Authorization. Stockholder (other than James L. Clayton) is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as his or its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Merger Sub and Parent (or any nominee thereof) as Stockholder’s Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or (ii) is subject to general principles of equity. Stockholder consents to each other Stockholder’s execution, delivery and performance of this Agreement. There is no beneficial owner of any of the Stockholder Shares or other beneficiary or holder of any other interest in any of the Stockholder Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

      1.2     No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the organizational documents of Stockholder (if Stockholder is an entity), (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Stockholder Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets is bound or affected.

      (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than any necessary filing under the Exchange Act or the HSR Act.

      1.3     Title to Stockholder Shares. Stockholder is the sole record and beneficial owner of the shares of Company Common Stock, and the sole owner of the options to acquire shares of Company Common Stock, in each case set forth opposite Stockholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal, right of first offer, or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than (i) restrictions imposed by securities laws or pursuant to this Agreement, (ii) in the case of James L. Clayton, pledges of an aggregate of 1,993,069 Stockholder Shares to financial institutions (the identity of which has been disclosed to Parent), all of which pledges James L. Clayton hereby covenants to cause to be terminated in their entirety, and to be of no further force and effect with respect to any of his Stockholder Shares, within fifteen (15) days of the date of this Agreement, or (iii) in the case of the options owned by James L. Clayton to acquire shares of Company Common Stock (the “Stockholder Options”), restrictions imposed pursuant to the applicable stock option plans of the Company under which the Stockholder Options were granted. As of the date hereof, except as set forth on Exhibit A, Stockholder does not own beneficially or of record any other shares of Company Common Stock or option to acquire any other shares of Company Common Stock.

      1.4     Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and his or its affiliates provided by or on behalf of Stockholder or his or its affiliates specifically for inclusion in the Proxy Statement or Option Offer Documents will, at the respective times the Proxy Statement and such Option Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, or, in the case of the Proxy Statement, at the time of the special meeting of stockholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      1.5     Acknowledgment. Stockholder, on behalf of himself and his affiliates (or itself and its affiliates, as applicable), acknowledges and agrees that neither he nor they (or neither it nor they, as applicable) shall be paid or shall otherwise be entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE II

STOCKHOLDERS’ COVENANTS

      Each Stockholder hereby severally and not jointly covenants to Parent and Merger Sub as follows:

      2.1     Voting of Stockholder Shares. Stockholder hereby agrees that from the date hereof until the termination of this Agreement pursuant to Section 3.2 (the “Term”), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, Stockholder shall vote his or its Stockholder Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including documents enabling Parent and Merger Sub or their nominee(s) to vote the Stockholder Shares directly.

      2.2     Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of the Stockholder Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as his or its true and lawful attorney and proxy (“Proxy”), for and in his name, place, and stead, in the Proxy’s discretion to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each share of Company Common Stock held by Stockholder as his or its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign his or its name as stockholder to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

      2.3     Restrictions on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, during the Term and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Stockholder Shares or Stockholder Options, (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.

      2.4     Disclosure. Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement and Option Offer Documents (including all documents and schedules filed with the SEC), his or its identity, his or its ownership of Company Common Stock, Stockholder Options and, if applicable, any other securities issued by the Company, and the nature of his or its commitments, arrangements, and understandings under this Agreement.

      2.5     No Solicitation. Stockholder covenants and agrees that, during the Term, he or it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Parent or Merger Sub or, in the case of the Option Offer, from the Company) relating to (i) any acquisition of any Stockholder Shares, any Company Common Stock or any Stockholder Options or (ii) any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, he or it shall not participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any person (other than Parent or Merger Sub) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Parent and Merger Sub) to make, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated any existing discussions or negotiations of Stockholder and his or its agents or other representatives with any person (other than Parent and Merger Sub) with respect to any of the foregoing. Stockholder shall notify Parent and Merger Sub promptly of any proposal or offer made to Stockholder relating to a Takeover Proposal, or any inquiry or contact with any person with respect thereto of which he or it becomes aware and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding the foregoing, nothing in this Agreement will prevent any director or officer of the Company from taking any actions, in his or her capacity as such, as are permitted by Section 5.2 of the Merger Agreement.

ARTICLE III

MISCELLANEOUS

      3.1     Definitions. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement, as it may be amended from time to time.

      3.2     Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earliest to occur of (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms, (C) the amendment of the Merger Agreement without the written consent of the Stockholders that (x) provides for a reduction in the Merger Consideration below $12.50; (y) changes the form of the Merger Consideration to other than cash or (z) otherwise is material and adverse to the Stockholders, and (D) December 31, 2003. Notwithstanding the foregoing, except with respect to Permitted Transactions applicable to a particular Stockholder (as defined on Exhibit B hereto), the provisions of this Agreement shall survive and continue in full force and effect with respect to such Stockholder for a period (the “Extended Term”) of twelve (12) months after the date of termination of the Merger Agreement pursuant to Section 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), 7.1(c)(ii), 7.1(d)(i) or 7.1(d)(ii) thereof to the extent that such termination (1) occurs following a Takeover Proposal that is initially communicated to the Company or publicly disseminated after May 9, 2003 (a “Post May 9 Proposal”), which Takeover Proposal (together with any modifications thereof) has not been withdrawn by the date of the event giving rise to such termination, or (2) relates to or results from a Post May 9 Proposal. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      3.3     Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

      3.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five (5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

      (a)     If to Parent or Merger Sub, to:

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, NE 68131
Attention: Warren E. Buffett
Telecopy: (402) 346-3375

      with copies to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071-1560
Attention: Robert Denham
Telecopy: (213) 687-3702

      (b)     If to James L. Clayton, to:

James L. Clayton
3340 Lakeview Drive
Knoxville, Tennessee 37919
Telecopy: (865) 525-4991

      with copies to:

Jeanne Campbell
5000 Clayton Road
Maryville, Tennessee 37804
Telecopy: (865) 380-3780

      (c)     If to the Clayton Family Foundation, to:

Jeanne Campbell
5000 Clayton Road
Maryville, Tennessee 37804
Telecopy: (865) 380-3780

      with copies to:

James L. Clayton
3340 Lakeview Drive
Knoxville, Tennessee 37919
Telecopy: (865) 525-4991

      3.5     Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

      3.6     Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

      3.7     Assignment. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; provided further that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

      3.8     No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

      3.9     Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

      3.10     Further Assurance. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      3.11     Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to his or its Stockholder Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Stockholder Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

      3.12     No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

      3.13     Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

      3.14     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof relating to conflicts of law.

      3.15     Headings. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      3.16     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

BERKSHIRE HATHAWAY INC.

By:	/s/ MARC D. HAMBURG

Its: Vice President and Chief Financial
Officer

B MERGER SUB INC.

By:	/s/ MARC D. HAMBURG

Its: President

STOCKHOLDERS

By:	/s/ JAMES L. CLAYTON

James L. Clayton

CLAYTON FAMILY FOUNDATION

By:	/s/ JAMES L. CLAYTON

Its: President

EXHIBIT A

		No. of Options to Acquire
	No. of Shares of Company	Shares of Company Common
Name	Common Stock Owned	Stock Owned

James L. Clayton	28,488,451	312,302
Clayton Family Foundation	9,175,411

EXHIBIT B

Permitted Transactions

      For purposes of this Agreement, a “Permitted Transaction” shall mean:

(i) with respect to the Clayton Family Foundation, a sale of Stockholder Shares in the ordinary course, and not in connection with, related to or in a transaction designed to facilitate a Takeover Proposal,

(ii) with respect to James L. Clayton:

(1) a charitable gift of certain Stockholder Shares to the Clayton Family Foundation (which Stockholder Shares shall then be bound by this Agreement as Stockholder Shares of the Clayton Family Foundation);

(2) a bona fide gift of certain Stockholder Shares to a family member of James L. Clayton; or

(3) a pledge of certain Stockholder Shares to a financial institution in connection with a bona fide financing transaction which does not involve the grant of a proxy on any of the Stockholder Shares under any circumstances, and, with respect to any Permitted Transaction described under sections (i) or (ii) above, which occurs during the Extended Term and which does not involve a gift, pledge or sale which, after giving effect thereto and when aggregated with all other gifts, pledges and sales of Stockholder Shares made (or proposed to be made) during the Term pursuant to Permitted Transactions effected (or to be effected) by either Stockholder (and any other transactions which affect the number of Stockholder Shares owned by either Stockholder), would cause the number of Stockholder Shares then owned beneficially and of record in the aggregate by the Stockholders, free and clear of any pledge or other encumbrance, to equal less than twenty percent (20%) of the then outstanding shares of Company Common Stock.

      In addition, in the event that a change to the composition of the Company’s board of directors is proposed during the Extended Term, which proposal (i) is not submitted in connection with, or designed to facilitate, a Takeover Proposal, or submitted by or on behalf of any proponent of a Takeover Proposal, and (ii) would not, if given effect (and when combined with all other changes to the composition of the Company’s board of directors that may take place following the date of this Agreement), result in more than three (3) directors who do not currently serve on the Company’s board of directors being members of such board of directors, any vote by a Stockholder in connection with such proposal shall be deemed a “Permitted Transaction.”

      In addition, in the event the Board of Directors of the Company determines, on any one occasion during the Extended Term, that the Company should issue additional shares of Company Common Stock to satisfy a requirement for additional capital, the vote by James L. Clayton in favor of such a proposal to issue additional shares of Company Common Stock shall be a “Permitted Transaction,” provided the proposal (together with any related transactions) does not result in the issuance of shares of Company Common Stock which would total more than 20% of the outstanding stock of the Company on a fully diluted basis and, provided further, that such proposal is not submitted in connection with, related to or designed to facilitate a Takeover Proposal, or by or on behalf of any proponent of a Takeover Proposal.

ANNEX C

March 31, 2003

The Board of Directors

Clayton Homes, Inc.
5000 Clayton Road
Maryville, Tennessee 37804

Gentlemen:

      We understand that Clayton Homes, Inc. (the “Company”), Berkshire Hathaway, Inc. (“Berkshire”), and B Merger Sub Inc., a wholly-owned subsidiary of Berkshire (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 26, 2003 (the “Merger Agreement”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Berkshire and each outstanding share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), other than shares held by the Company, any subsidiary of the Company, Berkshire, the Acquisition Sub or any other wholly-owned subsidiary of Berkshire (all of which will be canceled), will be converted into the right to receive $12.50 in cash (the “Merger Consideration”). The terms of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to those terms in the Merger Agreement.

      You have asked for our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

      For purposes of the opinion set forth herein, we have:

(1) participated in discussions with various members of management and representatives of the Company concerning the Company’s historical and current operations, financial condition and prospects and strategic objectives;

(2) reviewed certain publicly available business and financial information relating to the Company;

(3) reviewed historical financial and operating data that was furnished to us by the Company relating to its business;

(4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company relating to its business;

(5) reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company and the trading markets for such other companies’ securities;

(6) reviewed the reported historical prices and historical trading activity for the Company Common Stock for the period from March 25, 2002 to March 25, 2003;

(7) compared the financial performance of the Company with that of certain other publicly-traded companies;

(8) reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that we deemed relevant;

(9) reviewed the draft Merger Agreement; and

(10) undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

      In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have not been engaged to, and we have not attempted to, independently verify any of such information, and we have further relied upon the assurances of the management of the Company that

C-1

they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed that there have been no material changes in the Company’s assets, financial condition, results of operation, business or prospects since the date of the last financial statements made available to us.

      With respect to internal financial statements, financial and operational forecasts, and other financial and operating data made available to us and used in our analysis, we have assumed that such financial statements, financial and operational forecasts and other financial and operating data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such valuation or appraisal. You have informed us, and we have assumed, that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances.

      It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock in connection with the Merger and does not address the underlying business decision to engage in the Merger, any other terms of the Merger, the relative merits of the Merger as compared to any other alternative business strategy that might exist for the Company, or the effect of any other transaction in which the Company might engage. We have also assumed that the conditions to the Merger as set forth in the Merger Agreement will be satisfied, without any waiver or modification thereof, and that the Merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement.

      We have acted as financial advisor to the Company with respect to the Merger, and we will receive a fee from the Company for our services. In the past, we have provided various financial advisory and financing services for the Company, and we received fees for the rendering of those services. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

      Our opinion is rendered to the Board of Directors of the Company in connection with its consideration of the Merger and its recommendation of the Merger to the holders of the Company Common Stock. Our opinion is not a recommendation as to how stockholders of the Company should vote in connection with the Merger. This letter may not be disclosed, quoted or otherwise referred to, in whole or in part, in any registration statement, prospectus, tender offer statement, proxy statement or any other document, nor shall this opinion be used for any other purpose, without our prior written consent in each instance. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, not do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

MORGAN KEEGAN & COMPANY, INC.

C-2

ANNEX D

SECTION 262 OF

THE DELAWARE GENERAL CORPORATION LAW

      § 262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

CLAYTON HOMES, INC.

     This Proxy is Solicited by the Board of Directors of Clayton Homes, Inc. for the Special Meeting of Stockholders on                , 2003.

     The undersigned, hereby revoking any contrary proxy previously given, hereby appoints James L. Clayton and Kevin T. Clayton and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in Clayton Homes, Inc. (the “Company”) entitled to vote at the special meeting of stockholders of the Company on                 , 2003, and at any adjournment or postponement thereof, as indicated on the reverse side. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned stockholder.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF

THE AGREEMENT AND PLAN OF MERGER

☒	Please mark your vote as in this example.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2003, by and among Berkshire Hathaway Inc., B Merger Sub Inc. and Clayton Homes, Inc., as the merger agreement may be amended from time to time.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the proposal.

See Reverse Side

(Continued and to be signed on reverse side)
See Reverse Side

     MARK HERE FOR ADDRESS CHANGE AND NOTE TO LEFT ☐

     Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated                , 2003.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.

Date:	, 2003

------------------------------------------- Signature

------------------------------------------- Counter-Signature